UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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City National Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CITY NATIONAL CORPORATION
City National Center
400 North Roxbury Drive
Beverly Hills, California 90210
(310) 888-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:  4:30 P.M., LOCAL TIME ON WEDNESDAY, APRIL 25, 2007

PLACE:  CITY NATIONAL CENTER
400 NORTH ROXBURY DRIVE
BEVERLY HILLS, CALIFORNIA

TO THE STOCKHOLDERS:

City National Corporation (the “Corporation”) will hold its 2007 Annual Meeting of Stockholders for the following purposes:

1.    To elect four Class II directors for terms expiring in 2010 or until their respective successors have been elected and qualified;

2.    To ratify the selection of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.    To transact any other business that may be properly brought before the meeting or any postponement or adjournment of the meeting.

The Board of Directors recommends that stockholders vote FOR all proposals.

Stockholders of record at the close of business on February 26, 2007 are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment of the meeting.

You are invited to attend the 2007 Annual Meeting of Stockholders of City National Corporation. Whether you plan to attend the annual meeting or not, please sign, date and return the enclosed proxy card in the postage paid envelope provided, so that as many shares as possible may be represented at the annual meeting. The vote of every stockholder is important and your cooperation in returning your executed proxy promptly will be appreciated. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting.

We appreciate your continuing support and look forward to seeing you at City National Corporation’s Annual Meeting.

Sincerely,

BRAM GOLDSMITH	RUSSELL GOLDSMITH
Chairman of the Board	Chief Executive Officer and President

Beverly Hills, California
March 19, 2007

CITY NATIONAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS ON APRIL 25, 2007

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
PROXY MATERIALS AND VOTING

Q.               Why did you send me this proxy statement?

A.              We sent you this proxy statement because the Board of Directors of the Corporation is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders to be held on Wednesday, April 25, 2007 at 4:30 pm. You are cordially invited to attend the Annual Meeting and are requested to vote on the Proposals described in this proxy statement. The Annual Meeting is being held this year at City National Center at 400 North Roxbury Drive, Beverly Hills, California 90210.

Q.               When is this proxy statement being mailed to stockholders?

A.              This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about March 19, 2007.

Q.               What am I voting on?

A.              •  The election of directors; and

•       Ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2007.

We will also consider any other business that properly comes before the meeting. (See Q: “How will voting on any other business be conducted?” below.)

Q.               How does the Board of Directors recommend I vote?

A.              The Board of Directors recommends you vote:

•       FOR each of the nominees for Director; and

•       FOR ratification of KPMG LLP as our independent registered public accounting firm for 2007.

Q.               Who can vote at the annual meeting?

A.              Stockholders of record on the Record Date, which is Monday, February 26, 2007, may vote at the annual meeting. At the close of business on the Record Date, there were 48,198,367 shares of the Corporation’s common stock outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

Q.               How many votes are needed to hold the annual meeting?

A.              The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting us to hold the meeting and conduct business. Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting.

Q.               What is the difference between a “stockholder of record” and a “street name” holder?

A                 The terms describe how your shares are held. If your shares are registered directly in your name with Continental Stock Transfer & Trust, City National Corporation’s transfer agent, you are a “stockholder of record.”  If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

Q.               What do I have to do to vote?

A.              You may vote by granting a proxy, or for shares held in street name, by submitting voting instructions to your broker or other nominee. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. See below for more information on voting your shares if held in the name of your broker.

If you hold your shares as the stockholder of record, you may vote by signing and dating each proxy card you receive and returning it in the enclosed postage paid envelope. If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted FOR each of the Board of Directors’ nominees for election as director and FOR ratification of KPMG as our independent registered public accounting firm. You may change or revoke your vote at any time before it is counted at the annual meeting by: (i) notifying our Secretary at the address shown above; (ii) attending the annual meeting and voting in person; or (iii) submitting a later dated proxy card.

Q.               What do I have to do to vote my shares if they are held in the name of my broker?

A                 If your shares are held by your broker, sometimes called “street name” shares, you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters (such as election of directors and ratification of public accounting firm), but not on non-routine matters. If you do not give instructions to your broker, with respect to the election of directors and/or ratification of public accounting firm, your broker will vote your shares at its discretion on your behalf. The voting instruction form will provide instructions for you to return it, including instructions for responding by telephone and internet.

Q.               How do I vote my shares that I hold in the City National Profit Sharing Plan?

A.              If you hold shares in your account under the City National Profit Sharing Plan (the “CNC 401-K Plan”), you will receive directions on how to submit your voting instructions as part of your proxy mailing. For any shares you hold in the CNC 401-K Plan, if your voting instructions are not received by 4:00 p.m. Eastern time on Friday, April 20, 2007, your shares will be voted in proportion to the way the other CNC 401-K Plan participants voted their shares, except as may be otherwise required by law.

Q.               How is each proposal approved or disapproved?

A.              (a) Election of Directors:   Directors are elected by a plurality of votes cast. The four nominees who receive the most votes will be elected.

(b) Ratification of Independent Registered Public Accounting Firm:    Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is requested to approve this proposal. A properly executed proxy marked “ABSTAIN” will not be voted (and therefore will have the same effect as a negative vote), although it will be counted for purposes of determining whether there is a quorum.

Q.               How will voting on any other business be conducted?

A.              We do not know of any business to be considered at the annual meeting other than the proposals described in this proxy statement. Because we were not notified of any other business to be presented at the annual meeting on or before February 5, 2007, if any other business is presented at the annual meeting, the person named on the proxy card, your designated proxy, will vote on such matter at his or her discretion.

Q.               Who can attend the annual meeting?

A.              Any stockholder entitled to vote at the annual meeting may attend the annual meeting. If you hold “street name” shares and would like to attend the annual meeting, please write to our Secretary at the address shown above or e-mail investor_relations@cnb.com, identifying yourself as a beneficial owner of our common stock, and we will add your name to the guest list. If you are a “stockholder of record,” you may vote your shares in person at the meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the meeting.

Q.               How may I obtain a separate set of proxy materials or request a single set for my household? What should I do if I receive more than one set of voting materials?

A.              If you share an address with another stockholder, you may receive only one set of proxy materials (including our 2006 Summary Annual Report, Form 10-K for the year ended December 31, 2006, and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, please request the additional copies by e-mail to investor_relations@cnb.com, by facsimile to (213) 833-4702 or by calling (213) 833-4715. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us in the same manner or write us at the address set forth below in the last question to request delivery of a single copy of these materials.

Q.               Why may I receive multiple voting instruction forms and/or proxy cards?

A.              If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

If you are an employee of City National Bank, you will receive a voting instruction card for all the shares you hold in the CNC 401-K Plan and you will receive a proxy card for the restricted shares you hold in our Amended and Restated 2002 Omnibus Plan.

In each case, please complete, sign, date and return each proxy card and voting instruction form that you receive.

Q.               Who is paying for this solicitation?

A.              The Corporation will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone, facsimile, the Internet or other means by certain directors, officers and employees who will receive no additional compensation for their services.

Q.               How do I get more information about the Corporation?

A.              With this proxy statement, we are also sending you our 2006 Summary Annual Report and our Form 10-K for the year ended December 31, 2006, which includes our financial statements. At your request, we will send you a copy of these reports without charge. The Form 10-K includes a list of exhibits filed with the Securities and Exchange Commission but not the exhibits. If you wish to receive copies of the exhibits, you may request them from us by mail, facsimile or mail at the following contact information. We will send the exhibits to you upon payment of our expenses for doing so.

Investor Relations

City National Bank

400 North Roxbury Drive

Beverly Hills, California 90210

Facsimile: (213) 833-4702

E-mail:  investor_relations@cnb.com.

You can also find out more information about us at our website at www.cnb.com. Our website is available for information purposes only and should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement. On the Investor Relations section of the website, you can access electronically filed copies of our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 filings, and amendments to those reports and filings, free of charge. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding SEC registrants, including City National Corporation.

PROPOSAL 1: Election of Directors

Our Board of Directors is divided into three classes, with the term of office of one class expiring each year, meaning that our stockholders elect approximately one-third of our Directors at each annual meeting. Currently, our Board of Directors has 12 members.

The term of office of our Class II directors—Russell Goldsmith, Linda Griego, Michael Meyer, and Ronald Olson—will expire at this year’s annual meeting. On the nomination of our Board, each of Russell Goldsmith, Linda Griego, Michael Meyer, and Ronald Olson, will stand for re-election as Class II directors at this year’s annual meeting for a three year term expiring at our annual meeting in 2010 or until their successors have been elected and qualified. Set forth below is information as of January 31, 2007 about each of the nominees for election as Class II directors, and each of the Class I and Class III directors whose terms have not yet expired and who will continue to serve as directors after this year’s annual meeting. Each of the current directors is also a director of City National Bank (the “Bank”), a wholly owned subsidiary of City National Corporation (collectively, the “Company”).

Unless otherwise directed, the persons named as proxies in the enclosed proxy card intend to vote “FOR” the election of the nominees. If one or more of the nominees unexpectedly becomes unavailable to serve as a director, the proxies may be voted for one or more substitute nominees selected by our Board of Directors, or the authorized number of directors may be reduced. If the authorized number of directors is reduced for any reason, the proxies will be voted for the election of the remaining nominees named in this proxy statement. To the best of our knowledge, all nominees are and will be available to serve as directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF
RUSSELL GOLDSMITH, LINDA GRIEGO, MICHAEL MEYER, AND RON OLSON.

Nominees for Election as Class II Directors with Terms Expiring in 2010:

Name	Age	Principal Occupation and Other Directorships	Director of Bank Since	Director of Corporation Since
Russell Goldsmith(1)	57	President of City National Corporation since May 2005; Chief Executive Officer of City National Corporation and Chairman of the Board and Chief Executive Officer, City National Bank since October 1995. Vice Chairman of City National Corporation from October 1995 to May 2005.	1978	1979
Linda M. Griego	59	President and CEO, Griego Enterprises, Inc., a business management company, since 1986, which company includes Engine Co. No. 28, a restaurant she founded in 1988 and ZAPGO Entertainment LLC, a television programming company. Managing Director, Oso Ranch & Lodge LLC, lodging operation, since 2000. Director, Granite Construction, Inc., Southwest Water Company and AECOM Technology Corporation.	2006	2006
Michael L. Meyer	68	Chief Executive Officer, Michael L. Meyer Company, a real estate investment company since October 1999. From 1974 to 1998, Managing Partner, Orange County, Ernst & Young LLP Real Estate Group. Director of Paladin Realty Income Properties, Inc.	1999	1999
Ronald L. Olson	65	Partner, Munger, Tolles & Olson, law firm, for more than the past five years. Director, Edison International, Berkshire Hathaway, Inc., The Washington Post Company and Western Asset Trust.	2001	2001

Class III Directors (Terms Expire at 2008 Annual Meeting):

Name	Age	Principal Occupation and Other Directorships	Director of Bank Since	Director of Corporation Since
Richard L. Bloch	77	President, Piñon Farm, Inc., for more than the past five years, and co-management partner of CLB Partners since 1997.	1974	1979
Bram Goldsmith(1)	84	Chairman of the Board, City National Corporation, for more than the past five years.	1964	1969
Ashok Israni	59	President, Chairman, Pacifica Companies for more than the past five years.	2007	2007
Kenneth Ziffren	66	Partner, Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie, Stiffelman, Cook, Johnson, Lande & Wolf LLP, law firm, for more than the past five years.	1989	1989

Class I Directors (Terms Expire at 2009 Annual Meeting):

Name	Age	Principal Occupation and Other Directorships	Director of Bank Since	Director of Corporation Since
Kenneth L. Coleman	64	Non-executive Chairman of the Board, Accelrys, Inc., since February 2006 (served as a director since May 2003). From May 2002 to January 2006, Chairman and Chief Executive Officer, ITM Software. Director of Accelrys, Inc., MIPS Technologies and United Online.	2003	2003
Bruce Rosenblum	49	President, Warner Bros. Television Group, since September 2005. Executive Vice President, Television, Warner Bros., from 1999 to September 2005.	2007	2007
Peter M. Thomas	57	Managing Partner, Thomas & Mack Co., a commercial real estate development company. From 1992 to 1995, President and Chief Operating Officer of Bank of America-Nevada; and from 1982 to 1992, President and Chief Operating Officer of Valley Bank of Nevada. Director of Boyd Gaming Corporation.	2003	2003
Christopher J. Warmuth	52	Executive Vice President, City National Corporation and President, City National Bank since May 2005. Executive Vice President and Chief Credit Officer, City National Bank from June 2002 to May 2005. Executive Vice President and Chief Commercial Credit Officer, Bank of the West, April 2002 to May 2002. Chief Credit Officer and Head of the Quality Management Division, United California Bank (formerly Sanwa Bank), March 1998 to March 2002.	2005	2005

(1)             Russell Goldsmith is the son of Bram Goldsmith.

PROPOSAL 2: Ratification of Selection of Independent Registered Public Accounting Firm

Our Board of Directors has ratified the decision of the Audit & Risk Committee to appoint KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007. Although we are not required to do so, it has been our practice to seek stockholder ratification of this appointment as a matter of good corporate governance. KPMG has audited our financial statements since 1993. Representatives of KPMG will be present at our annual meeting to make a statement if they desire to do so and to respond to appropriate questions.

If the stockholders fail to ratify the selection, the Audit & Risk Committee will reconsider whether or not to retain that firm and reserves the discretion to retain KPMG as our independent registered public accounting firm. Even if the selection is ratified, the Audit & Risk Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such change would be in the best interests of the Corporation and its shareholders.

During the year ended December 31, 2005, we paid KPMG fees totaling $1,422,875. During the year ended December 31, 2006, we paid KPMG fees totaling $1,573,996. These fees are categorized as follows:

	2006	2005
Audit Fees	$1,362,000	$1,234,000
Audit Related Service	143,000	138,000
Tax Compliance Fees	0	50,875
All Other Fees	68,996	—
	$1,573,996	$1,422,875

The Audit & Risk Committee’s policy is to pre-approve all audit and non-audit services to be provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. The Audit & Risk Committee has delegated pre-approval authority to its Chairman when expedited approval of services is necessary. During 2006 and 2005, audit services included examination of our consolidated financial statements, examination of our subsidiaries’ financial statements and a review of certain filings with the Securities and Exchange Commission and other regulatory agencies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CORPORATE GOVERNANCE

We are committed to maintaining the highest standards of business conduct and corporate governance. We regularly review our governance practices and update them, as appropriate, based upon applicable state law, NYSE rules and listing standards, SEC regulations, and best practices recommended by recognized governance authorities. Among other actions, in 2006 we continued the development of our Enterprise Risk Management program to further strengthen and enhance our robust risk management policies and practices.

Our framework for corporate governance includes the following:

Corporate Governance Guidelines:   Our Board adopted the Corporate Governance Guidelines (Guidelines) to establish significant corporate governance policies and practices for our Company.

Codes of Conduct:   Our Codes of Conduct include our Code of Ethics for Senior Financial Officers and our Principles of Business Conduct and Ethics for our directors, officers and employees.

Board Committee Charters:   Each standing committee of our Board operates pursuant to a written charter  (“Charters”) which states each committee’s  functions and duties. Each committee’s charter is reviewed, revised, as appropriate, and reaffirmed annually. Further information regarding our Board Committees is set forth below.

Organizational Documents:   Our Restated Certificate of Incorporation and Bylaws set forth basic rights and duties for our Company’s corporate governance.

Our Guidelines, Codes of Conduct, and Charters are available on our website at www.cnb.com/ir/governance (the “CNC Corporate Governance Web Page”). We will post on this website any amendments to the Guidelines, Charters, or Codes of Conduct or waivers of the Codes of Conduct for directors and executive officers. There were no waivers in 2006. Stockholders may request printed copies of the Guidelines, Codes of Conduct, and Charters from Investor Relations at the contact information set forth on the cover page of this proxy statement or by email to investor_relations@cnb.com.

Director Independence:   Our Board of Directors has adopted categorical standards of independence (the “Independence Standards”) to determine the independence of non-employee members of the Board. The Independence Standards are included as part of our Guidelines and are attached to this proxy statement as Appendix A.  Our Board has designed our Independence Standards to provide a framework for Board decisions that is free of relationships that may impair, or appear to impair, our Board’s ability to make independent collective judgments, and to ensure that all permitted transactions between the Company and a director or his/her family or their respective primary business affiliations will be on arms-length market terms. The Independence Standards seek to accomplish these goals by utilizing a combination of economic tests and confirmation that relationships are maintained on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

At its meeting on February 26, 2007, our Audit & Risk Committee and Board reviewed the relationship of the Company with each of our non-employee directors and determined that each of the following directors is an independent director as defined by the listing standards of the NYSE and the Independence Standards:  Richard L. Bloch, Kenneth L. Coleman, Linda Griego, Ashok Israni, Michael L. Meyer, Ronald L. Olson, Bruce Rosenblum, Peter Thomas, and Kenneth Ziffren.

In the case of any entities which transacted business with the Company over the past three years in which any of our independent directors (or any of their immediate family members) has served as an executive officer or is a partner, principal or greater than a 10% shareholder, any payments made to, or received from, the Company have been substantially below the dollar limits in our Independence Standards and the NYSE independence standards.

Board Meetings and Committees; Annual Meeting Attendance:   In 2006, each current director attended at least 75% percent of the total number of meetings of the Board and Board committees on which he or she served, and during the period that he or she served. All directors are expected to attend annual stockholder meetings, and all then current Board members (and nominees) were present at our 2006 annual meeting. It has been the practice of our independent outside directors to meet in executive sessions without employee directors or management participation at least twice each calendar year and at other times as they deem appropriate. To facilitate further in-depth conversations on Board business, commencing this year, the independent directors will meet quarterly in executive session without management, and also will meet quarterly in executive session with our CEO. Ken Ziffren, Chairman of our Audit & Risk Committee, continues to lead these independent director executive sessions.

Current committee membership and the number of meetings of the full board and each standing committee in 2006 are show in the table below. Our Board may form new committees or disband committees (other than the Audit & Risk Committee and the Compensation, Nominating & Governance Committee (CN&G Committee)) as it deems appropriate. The chair of each committee determines the frequency and agenda of committee meetings. (Members are designated with a “✓”.)

	Board of Directors	Audit & Risk Committee	CN&G Committee	Special Matters Committee	Wealth Management & Fiduciary Committee	Community Reinvestment Act Committee
Richard Bloch	✓	✓	Chair
Kenneth Coleman	✓		✓			✓
Bram Goldsmith	Chair					✓
Russell Goldsmith	✓			✓
Linda Griego	✓				✓
Ashok Israni*	✓
Michael Meyer	✓	✓***				Chair
Ronald Olson	✓			✓		✓
Bruce Rosenblum*	✓
Peter Thomas	✓			Chair	Chair
Christopher Warmuth	✓				✓	✓
Ken Ziffren	✓	Chair
Number of 2006 Meetings	14**	16	11	0	4	4

*                     New directors not yet assigned to Board committees.

**               2 of the 14 meetings were for independent outside directors only.

***         Identified as the Audit & Risk Committee “Financial Expert.”

Contacting the Board of Directors:   Individuals can contact the Board, any Committee, or select Board members (including the independent directors as a group) by sending an email to bdofdirectors@cnb.com or writing to: Board of Directors, Attention: Corporate Secretary, City National Corporation, 400 N. Roxbury Drive, Beverly Hills, California 90210. This contact information is also provided on the CNC Corporate Governance Web Page. The Audit & Risk Committee has also established procedures for the receipt, retention and treatment of so-called “Whistleblower” complaints regarding accounting and auditing matters or actual or potential corporate fraud or violation of applicable law, which procedures are stated on the CNC Corporate Governance Web Page.

The Compensation, Nominating & Governance Committee:

The CN&G Committee is appointed by the Board to assist with director and officer compensation matters, recommend director nominees, and review and recommend appropriate policies and guidelines for governance matters. Each member of the CN&G Committee (which acts jointly as the CN&G Committee of the Bank) is an independent director as defined by the requirements of the NYSE and our Independence Standards.

Compensation Matters:   The CN&G Committee’s responsibilities with respect to compensation matters, as discussed in detail in its charter, include reviewing and approving:

•       annually, management’s recommendations and criteria for the overall annual compensation to be paid to or accrued for all officers and employees in the aggregate;

•       annually, management’s recommendations for compensation of members of the Strategy and Planning Committee other than the CEO (the S&P Committee includes the Chairman of the Board, the CEO, the Chief Financial Officer and the President of the Bank) and all other officers earning an annual base salary of $200,000 or more;

•       the terms of employment of the CEO and other members of the S & P Committee and all other officers earning an annual base salary of $200,000 or more, including terms of employment contracts, termination agreements, change in control agreements, and recommendations or management to promote any person to an officer position of Executive Vice President or higher;

•       corporate goals and objectives relevant to compensation, evaluating the CEO’s performance in light of those goals and objectives, and recommending to the Board the CEO’s compensation in light of those goals and objectives;

•       and recommending to the Board for approval, subject as necessary or appropriate to stockholder approval, stock option plans and other equity-based compensation plans that permit payment in or based on the Corporation’s stock; and reviewing and approving other compensation plans (and material amendments) in which the directors, the CEO, other members of the S&P Committee or any other officers earning an annual base salary of $200,000 or more participate; and other broadly-based compensation plans (and material amendments) which are available to employees, officers or directors;

•       changes to the compensation and benefits provided to the Board, including as members of Board committees and recommending such changes to the Board for approval;

•       administering the company’s stock option plans and other equity-based compensation plans; and

•       reporting to the Board regarding compensation matters.

The CN&G Committee has the authority to retain compensation consultants to assist in the evaluation of director, CEO or senior executive compensation. The CN&G Committee can also seek advice and assistance from internal or external legal, accounting or other advisors. The CN&G Committee may form and delegate authority to subcommittees when appropriate.

Nomination and Corporate Governance Matters:   In carrying out its responsibility to recommend and identify nominees for election to the Board, the CN&G Committee is authorized to retain search firms, as well as obtain advice and assistance from internal or external legal, accounting or other advisors. The CN&G Committee identifies, screens and recommends to the Board candidates for membership on the

Board, including nominees proposed by stockholders, on the basis of candidate guidelines established by the committee and approved by the Board as well as those qualifications for directors set forth in the Guidelines. Director candidates are expected to make a significant contribution to Board deliberations. The CN&G Committee considers the following individual qualities with that level of involvement in mind: i) range of skills, perspective, background (including education and experience); ii) the ability to serve as a significant and active resource for referrals and business development for the Company; iii) high ethical standards and strong sense of professionalism; iv) dedication to serving the interests of all the stockholders; and v) the ability to be available to fulfill his or her duties as a member of the Board.

Nominations for the election of directors may be made by a stockholder entitled to vote for the election of directors by submitting a notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than 60 days prior to the first anniversary of the date of the last meeting of the stockholders of the Corporation called for the election of directors. For the 2008 Annual Meeting of Stockholders, nominations must be received by February 25, 2008. The notice must include: (i) the name, age, business address and, if known, the residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the number of shares of stock of the Corporation beneficially owned by the nominee and (iv) other information that would be required by federal securities laws and regulations for an individual nominated by the Board of Directors. The Corporation did not receive any such nominations for the 2007 annual meeting.

The CN&G Committee facilitates the annual assessment of the Board’s performance and each of its standing committees. The CN&G Committee also reviews the adequacy of the Corporate Governance Guidelines, the Codes of Conduct and recommends and proposes changes to the Board for approval.

Compensation Committee Interlocks and Insider Participation:   None of the members of the CN&G Committee in 2006 has ever been an officer or employee of the Corporation or any subsidiary of the Corporation. During 2006, no executive officer or employee-director of the Corporation served as a director of an entity where a member of the CN&G Committee or any other independent Director of the Corporation is an executive officer. No member of the CN&G Committee was indebted to the Bank during 2006.

The Audit & Risk Committee:

Each member of the Audit & Risk Committee is an independent director as defined by the requirements of the NYSE and our Independence Standards, and is “financially literate” as determined by the Board of Directors in its business judgment. The Committee’s members are not expected to simultaneously serve on the audit committees of more than two other public companies, unless the Board  determines that such service is i) not otherwise prohibited and ii) will not impair the effectiveness and ability to serve effectively on the committee. The Audit & Risk Committee also functions as the Audit & Risk Committee of the Bank and the Trust Audit Committee with audit oversight responsibility for all wealth management and fiduciary activities of the Company.

The following “Report by the Audit & Risk Committee” shall not be deemed “soliciting material” or incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Report By The Audit & Risk Committee

The charter of the Audit & Risk Committee (“we” or “the Committee) states that the committee’s purpose  is to assist the Board in fulfilling its oversight responsibilities regarding:

•                    Monitoring and oversight of the integrity of the Corporation’s financial statements and financial accounting practices;

•                    Monitoring and oversight of the effectiveness of the Corporation’s internal control over financial reporting;

•                    Monitoring and oversight of the Corporation’s compliance with legal and regulatory requirements;

•                    Monitoring and oversight of the qualifications and independence of the Corporation’s internal auditors and independent registered public accounting firm;

•                    Monitoring and oversight of the performance of the Corporation’s internal audit function and independent registered public accounting firm; and

•                    Monitoring and oversight of all risk management activities, including audit, credit risk review and Enterprise Risk Management functions, as well as all risk management functions, and Enterprise Risk Management activities of the Corporation and Bank performed by management, all management committees, as well as other Board Committees.

In carrying out these responsibilities, the Committee, among other things:

•                    discusses with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of the Corporation’s and subsidiaries’ internal controls regarding financial, accounting, regulatory and legal compliance;

•                    reviews and discusses with management and the Corporation’s independent registered public accounting firm financial results prior to the release of earnings and quarterly and annual financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations  and the results of the independent registered public accounting firm’s review of the quarterly and annual  financial statements, prior to the filing of the Corporation’s quarterly and annual reports on Forms 10-Q and 10-K;

•                    reviews disclosures made by the Corporation’s Chief Executive Officer and Chief Financial Officer related to  their certification process for the annual and quarterly reports concerning any significant deficiencies in the design or operation of internal controls or any material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls;

•                    reviews reports from management, including as appropriate the senior officers of Risk Management, Internal Audit, Compliance and Credit Risk Review, to monitor and oversee the Corporation and its subsidiaries’ conformity with internal controls, applicable legal and regulatory requirements, and reviews material reports received from regulators or governmental agencies;

•                    discusses with management the Corporation’s risk assessment and risk management policies; and

•                    reviews management’s report on its assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year, and the independent registered public accounting firm’s report on (i) management’s assessment and (ii) the effectiveness of internal control over financial reporting.

During 2006, the Audit & Risk Committee conducted meetings in a manner designed to facilitate effective and complete communication among the committee members, management, internal auditors, risk management and compliance officers and the Corporation’s independent registered public accounting firm, KPMG. Among the matters discussed with the Corporation’s internal audit, risk management and compliance officers, as well as KPMG, was the overall scope and plans for their respective audits and controls assessments. We met separately with the internal auditors and with KPMG, without management, to discuss the result of their examinations and observations and recommendations regarding financial reporting practices and the effectiveness of the Corporation’s internal controls.

In performing its function, during the year ended December 31, 2006, the Committee has:

•                    reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2006 with the Corporation’s management;

•                    discussed with the Corporation’s independent registered public accounting firm all matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented;

•                    received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent registered public accounting firm any relationship that may have an impact on their objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence; and

•                    in accordance with the Audit & Risk Committee’s policy on Pre-Approval of Audit and Non-Audit Related Services, reviewed and approved all fees paid to KPMG for all audit and non-audit related services.

The Committee has also reviewed and overseen the Corporation’s and KPMG’s review and assessment process related to Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s Auditing Standard No. 2 regarding the audit of internal control over financial reporting. Based on the foregoing review and discussions, the Audit & Risk Committee recommended to the Board of Directors that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT & RISK COMMITTEE
KENNETH ZIFFREN, CHAIRMAN RICHARD L. BLOCH MICHAEL L. MEYER

Additional Governance Matters:

Transactions with Related Persons:   Certain directors, officers and stockholders of the Corporation, and their associates, were depositors, borrowers or customers of the Bank in the ordinary course of business during 2006. Similar transactions are expected to occur in the future. In the opinion of management, all such transactions were effected on substantially the same terms as those prevailing at the time for comparable transactions with other unrelated persons, including, as to any loans, interest rates, fees and collateral, and any loans did not involve more than normal risk of collection or present other unfavorable features.

Ronald L. Olson, a director of the Corporation, is a Partner with the law firm of Munger, Tolles & Olson LLP which provided legal services to the Corporation or the Bank during 2006 and may do so in the future. The fees paid for those services by the Company are an immaterial amount relative to the law firm’s and Company’s annual revenues.

Review, Approval or Ratification of Transactions with Related Persons:   The charter of the Audit & Risk Committee requires the committee to review reports and disclosures of insiders and affiliated person transactions (“related person transactions”). Insider and affiliated persons include directors, any executive officer of the Company, as determined by the Board of Directors for purposes of Section 16 of the Section Exchange Act of 1934 (the “1934 Act”), holders of more than 5% of the Corporation’s common stock, and any member of the immediate family of the foregoing persons. Pursuant to this requirement, prior to the Company entering into any related person transactions, the Audit & Risk Committee reviews the terms of the transactions to ensure that they are fair and reasonable, on market terms, on an arms-length basis and comply with the Company’s Principles of Business Conduct & Ethics and Code of Conduct. The Audit & Risk Committee then reports to the Board on the related person transaction and the transaction must be approved by the disinterested members of the Board prior to the Company entering into the transaction.

Section 16(a) Beneficial Ownership Reporting Compliance:   Section 16(a) of the 1934 Act requires directors and executive officers of the Corporation and persons who own more than ten percent of the Corporation’s common stock (“10% Owners”) to file reports of initial ownership of the Corporation’s common stock and subsequent changes in ownership with the SEC and the NYSE and to provide us with copies of such reports. Based solely on a review of the copies of such reports and written representations that no other reports were required to be filed during 2006, the Corporation’s directors, officers and 10% Owners complied with all Section 16(a) filing requirements in a timely manner in 2006.

Stockholder Proposals:   To be considered for inclusion in the Corporation’s proxy statement for the 2008 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing to the Corporation’s Secretary on or before November 20, 2007 and must satisfy the other requirements of Rule 14a-8 under the 1934 Act. Subject to applicable requirements, the proxy card for the 2008 Annual Meeting of Stockholders will give the designated proxy holder authority to vote at his or her discretion on any matter which is not brought to the Corporation’s attention on or before February 1, 2008.

DIRECTOR COMPENSATION

For director compensation, we use a combination of cash fees and compensation tied to our common stock to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the amount of time that directors expend in fulfilling their duties for us as well as the skill required by us for members of our Board.

Director Meeting Fees and Retainers:   We pay the following cash fees to our non-employee directors for attendance at Board and Committee meetings and for serving as Committee Chairs:

Type of Fees	Amount
Board of Director Meetings	$2,000
Committee Meetings	$1,500
Annual Retainer for Chair of Board Committees(1)
Audit & Risk Committee	$10,000
Compensation, Nominating & Governance Committee	$5,000
Community Reinvestment Act Committee	$3,000
Special Matters Committee	$3,000
Wealth Management & Fiduciary Committee	$3,000
Directors Compliance Committee(2)	$5,000

(1)             The retainers are paid bi-annually in January and July.

(2)             The Directors’ Compliance Committee is not a standing committee and has been disbanded effective February 2007.

Annual Award; Stock Ownership Requirement:   On the date of each annual stockholders meeting, each non-employee director receives an “Annual Award” in cash in an amount equivalent to the value of 500 shares of our common stock based on the closing price reported on the NYSE the prior business day. This cash payment is not eligible for deferral under the Director Deferred Compensation Plan. In order to align the directors’ compensation with stockholders’ interests, each director is required to use 50% percent of the gross amount of the Annual Award to purchase shares of our common stock on the open market within six months from the date of the annual meeting. This stock purchase requirement is included in the Company’s Corporate Governance Guidelines. Each non-employee director received payment of an Annual Award at the 2006 annual shareholders meeting in the amount of $35,210 and has used 50% of the gross amount to purchase shares of Company common stock. Prior to 2005, a portion of the non-employee directors’ compensation had included an automatic annual grant of 500 discounted stock options at an exercise price of $1.00 per share. However, due to the requirements of Section 409A of the Internal Revenue Code, the CN&G Committee recommended to the Board that the automatic director grants be discontinued in 2005 and recommended adoption of the Annual Award program which recommendations the Board approved.

Similar to our named executive officers, our directors are subject to a minimum stock ownership requirement to align our Board’s economic interests with our stockholders’ interests. Within three years after joining our Board, each director is required to own at least $100,000 worth of our common stock. In determining whether the ownership requirement is satisfied, due to the nominal exercise price of the previously granted director stock options, we construe the guidelines to include 100% of the gain on any “in the money” vested but unexercised director stock options. As of January 31, 2007, each of our outside directors was in compliance with the stock ownership requirements. See the “Security Ownership of Management” table for further detail.

Deferred Compensation Program:   The City National Bank 2000 Director Deferred Compensation Plan allows non-employee directors to elect each year to defer up to 100% of the cash amount of their standard director meeting fees and annual committee chair retainers, instead of receiving these amounts as cash payments taxable in the year of receipt. Under the Directors DCP, Directors may designate select investment options in which the deferred director payments are deemed to be invested. Similar to the Executive DCP, these investment options are not publicly traded mutual funds, and are only available through variable insurance products. Directors have no ownership interest in the investment options they select; and the options are used to measure gains or losses. Investment experience is credited to the directors’ accounts daily, net of all investment option related expenses. There is no guaranteed investment return on any deferred payment amounts. Amounts in a director’s deferral account represent unsecured claims against our assets. All deferred amounts together with any credited investment returns are paid out to participating directors in accordance with their advance written election either in a lump sum or in installments commencing at a specified date during the director’s service on the Board or upon termination of service. This unfunded, non-qualified plan structure is required in order to preserve the beneficial tax deferral treatment for participating directors.

The table below summarizes the compensation we paid to non-employee directors for the fiscal year ended December 31, 2006.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Richard Bloch	$96,710	—	—	—	—	$500	$97,210
Kenneth Coleman	$78,210	—	—	—	—	—	$78,210
Linda Griego(2)	$6,000	—	—	—	—	—	$6,000
Michael Meyer	$90,210	—	—	—	—	—	$90,210
Ron Olson	$65,210	—	—	—	—	—	$65,210
Peter Thomas	$92,710	—	—	—	—	—	$92,710
Andrea Van de Kamp(2)	$11,000	—	—	—	—	—	$11,000
Ken Ziffren	$109,710	—	—	—	—	$243	$109,953

(1)             See Summary Compensation Table for compensation of Bram Goldsmith, Russell Goldsmith and Christopher Warmuth. Directors who are employees of the Company receive no compensation for service as Directors.

(2)             Linda Griego was elected to the Board of Directors on October 25, 2006. Andrea Van de Kamp retired from the Board at the 2006 annual meeting on April 26, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Owners of Common Stock:

The following table sets forth information as of January 31, 2007 regarding the beneficial owners of more than five percent of the outstanding shares of our common stock. To our knowledge, based on the absence of any other filings which beneficial owners of more than five percent of the outstanding shares of our common stock are required to make with the SEC, there are no other beneficial owners of more than five percent of the outstanding shares of our common stock. Except as otherwise noted in the footnotes below, each of these persons or entities had sole voting and investment power with respect to the Common Stock beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Class(2)
Bram Goldsmith:
400 North Roxbury Drive
Beverly Hills, CA 90210			8.02%
Bram and Elaine Goldsmith, Trustees of the Bram and Elaine Goldsmith Family Trust	2,937,514
Elaine and Bram Goldsmith, Trustees of the Elaine Goldsmith Revocable Trust	567,989
Bram Goldsmith	55,194	(3)
Goldsmith Family Foundation	244,780	(4)
Bram Goldsmith, Trustee of Oak Trust A	13,731	(5)
Total	3,819,208	(15)
Russell Goldsmith:
400 North Roxbury Drive
Beverly Hills, CA 90210			10.58%
Goldsmith Family Partnership	2,860,000	(6)
The Russell Goldsmith Trust	417,240	(7)
ELM 2006 Charitable Annuity Lead Trust	30,000	(8)
Russell Goldsmith, Trustee of certain family trusts	7,046	(9)
California Quintet LLC	1,222	(10)
Maple-Pine Limited Partnership	304,930	(11)
Goldsmith Family Foundation	244,780	(4)
Russell Goldsmith	1,238,731	(12)
Russell Goldsmith, Trustee of the West LA Investment Trust No. 1-R	8
B.N. Maltz Foundation	58,495	(13)
MKB Co. Ltd.	7,500	(14)
Total	5,169,952	(15)
Ariel Capital Management, LLC:
200 E. Randolph Drive, Suite 2900
Chicago, Illinois 60601	3,998,451	(16)	8.39%
UBS AG:
Bahnhofstrasse 45
PO Box CH-8021
Zurich, Switzerland	2,851,138	(17)	5.99%

(1)             Includes shares subject to employee stock options which are presently exercisable or which will become exercisable within 60 days after January 31, 2007. Does not include restricted stock units issued pursuant to the Amended 2002 Plan. Restricted stock units do not have voting rights and do not convert to shares until termination of employment.

(2)             Based on 47,637,986 shares of Common Stock issued and outstanding at January 31, 2007.

(3)             Shares allocated to Bram Goldsmith’s account under the City National Corporation Profit Sharing Plan.

(4)             The Goldsmith Family Foundation is a tax-exempt charitable foundation of which Bram Goldsmith and Russell Goldsmith are directors. Bram Goldsmith and Russell Goldsmith each disclaim beneficial ownership of these shares.

(5)             Shares held in a trust for the benefit of a family member for which Bram Goldsmith is the sole trustee.

(6)             The Goldsmith Family Partnership is a limited partnership whose general partners include the Russell Goldsmith Trust, of which Russell Goldsmith is the sole trustee and the West L.A. Investment Trust No. 1-R, of which Russell Goldsmith is the sole trustee. Russell Goldsmith disclaims beneficial ownership of the shares held by the Goldsmith Family Partnership except to the extent of Russell Goldsmith’s respective pecuniary interest in the partnership.

(7)             Excludes the 2,860,000 shares identified as being held by the Goldsmith Family Partnership which the Russell Goldsmith Trust may be deemed to beneficially own as a general partner of the Goldsmith Family Partnership.

(8)             ELM 2006 Charitable Annuity Lead Trust is a charitable trust for which Russell Goldsmith is the sole trustee.

(9)             Shares held in trusts for the benefit of family members for which Russell Goldsmith is the sole trustee.

(10)       California Quintet LLC is a limited liability company whose managing members are Russell Goldsmith and his spouse.

(11)       Maple Pine Limited Partnership is a limited partnership of which Russell Goldsmith is the General Partner.

(12)       Includes 700 shares solely owned by Russell Goldsmith, 2,527 shares allocated to Russell Goldsmith’s account under the City National Corporation Profit Sharing Plan and 1,235,504 stock options exercisable within 60 days after January 31, 2007. On February 1, 2007, Russell Goldsmith exercised 90,000 of the stock options included in the 1,235,504 stock options exercisable within 60 days after January 31, 2007 and retained beneficial ownership of the 90,000 shares of common stock acquired upon exercise of the options. Since he held the shares after exercise, there is no overall change to his beneficial ownership as of January 31, 2007.

(13)       The B. N. Maltz Foundation is a tax-exempt charitable foundation of which Russell Goldsmith is a director. Russell Goldsmith disclaims beneficial ownership of these shares.

(14)       MKB Co. Ltd. is a limited liability company whose managing members include Russell Goldsmith’s spouse. The number of shares of City National Corporation held by MKB Co. Ltd. exceeds her pecuniary interest therein. Russell Goldsmith disclaims beneficial ownership of these shares.

(15)       After appropriate elimination of duplicate ownership attributable to both Russell Goldsmith and Bram Goldsmith under the Goldsmith Family Foundation (see footnote 4), Bram Goldsmith and Russell Goldsmith and their related interests beneficially own 8,744,380 shares which constitutes 18.36% of the outstanding shares.

(16)       Based solely upon information contained in a Form 13G filing with the SEC on February 13, 2007. Of the 3,998,451 shares beneficially owned by Ariel Capital Management LLC, it has sole voting power as to 3,480,336 shares and sole dispositive power as to 3,973,251 shares. The “Percent of Class” calculation in the table was made using the 3,998,451 shares reported as beneficially owned in the Form 13G filing, and the 47,637,986 shares of our common stock outstanding as of January 31, 2007.

(17)       Based solely upon information contained in a Form 13G filing with the SEC on February 21, 2007. The subsidiary of UBS AG which acquired the securities being reported on is identified as UBS Global Asset Management (Americas) Inc. (UBS Global AM). Of the 2,851,138 shares beneficially owned by UBS AG, it has sole voting power as to 2,659,705 shares and shared dispositive power as to 2,851,138 shares. The “Percent of Class” calculation in the table was made using the 2,851,138 shares reported as beneficially owned in the Form 13G filing, and the 47,637,986 shares of our common stock outstanding as of January 31, 2007.

SECURITY OWNERSHIP OF MANAGEMENT

City National Corporation:

The information below sets forth the number of shares of the Corporation’s common stock beneficially owned as of January 31, 2007 by each of the current directors, the nominees recommended by the Board of Directors for election as directors, each of the individuals included in the “Summary Compensation Table” below and all current directors, nominees and executive officers as a group.  Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Common Stock beneficially owned by him or her.

	(a)		(b)		(c)
	Number of
	Shares of
	Common Stock		Percent				Percent
Name or Number of	Beneficially		of				of
Persons in Group	Owned(1)		Options(2)		Total		Class
Richard L. Bloch	138,935	(3)	—		138,935		*
Michael B. Cahill	11,680	(4)	50,769		62,499		*
Christopher J. Carey	1,557	(5)	23,401		24,958		*
Jan Cloyde	31,224	(6)	55,250		86,474		*
Kenneth L. Coleman	585	(7)	1,000		1,585		*
Bram Goldsmith	3,819,208	(8)	—		3,819,208		8.02%
Russell Goldsmith	3,934,448	(9)	1,235,504		5,169,952		10.58%
Linda Griego	35		—		35		*
Ashok Israni	40		—		40		*
Michael L. Meyer	9,050		—		9,050		*
Ronald L. Olson	12,000	(10)	2,000		14,000		*
Bruce Rosenblum	100	(11)	—		100		*
Peter M. Thomas	4,250		1,000		5,250		*
Christopher J. Warmuth	12,106	(12)	47,124		59,230		*
Kenneth Ziffren	13,048		—		13,048		*
All Directors, Nominees and
Executive Officers as a group
(17 persons)	7,746,789	(1,3-14)	1,417,423	(2,13)	9,164,212	(1-14)	19.24%

*       Percentage information is omitted for those individuals whose beneficially owned shares represent less than one percent of the outstanding shares of the Corporation’s common stock.

(1)             Excludes shares subject to stock options that are referred to in the adjacent column. Excludes restricted stock units issued pursuant to the Amended 2002 Plan. Restricted stock units do not have voting rights and do not convert to shares until six months after termination of employment. Includes restricted stock issued pursuant to the Amended 2002 Plan which have voting rights but not dispositive power.

(2)             Represents shares subject to options which are presently exercisable or which will become exercisable within 60 days after January 31, 2007.

(3)             Richard Bloch has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(4)             Includes 1,092 shares allocated to Michael Cahill’s account under our Profit Sharing Plan. Includes 5,407 shares of restricted stock.

(5)             Includes 1,557 shares allocated to Christopher J. Carey’s account under our Profit Sharing Plan.

(6)             Includes 6,324 shares allocated to Jan Cloyde’s account under our Profit Sharing Plan.

(7)             Kenneth Coleman has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(8)             Includes 13,731 shares owned by Oak Trust A, the beneficiary of which is a family member and Bram Goldsmith is the sole trustee and 55,194 shares allocated to Bram Goldsmith’s account under our Profit Sharing Plan and shared voting and investment power as follows: (i) 2,937,514 shares owned by the Bram and Elaine Goldsmith Family Trust, of which Bram Goldsmith is a co-trustee, (ii) 567,989 shares owned by the Elaine Goldsmith Revocable Trust, of which Bram Goldsmith is a co-trustee, and (iii) 244,780 shares owned by the Goldsmith Family Foundation, a charitable foundation of which Bram Goldsmith is a director. Shares owned by the Goldsmith Family Foundation are also shown as being beneficially owned by Russell Goldsmith. Bram Goldsmith disclaims beneficial ownership of the shares owned by the Goldsmith Family Foundation.

(9)             Includes 2,860,000 shares owned by the Goldsmith Family Partnership (of which the Russell Goldsmith Trust and West LA Investment Trust No. 1-R are general partners); shares owned by the following trusts of which Russell Goldsmith is the sole trustee: 417,240 shares owned by the Russell Goldsmith Trust, 8 shares owned by West LA Investment Trust No. 1-R, 7,046 shares owned by various family trusts; 30,000 shares owned by ELM 2006 Charitable Annuity Lead Trust; 1,222 shares owned by California Quintet LLC, a limited liability company whose managing members are Russell Goldsmith and his spouse; 304,930 shares owned by Maple Pine Limited Partnership, a limited partnership of which Russell Goldsmith is the General Partner; 700 shares solely owned by Russell Goldsmith; and 2,527 shares allocated to Russell Goldsmith’s account under our Profit Sharing Plan; and shared voting and investment power as follows: 244,780 shares owned by the Goldsmith Family Foundation, a charitable foundation of which Russell Goldsmith is a director, 58,495 shares owned by the B.N. Maltz Foundation, a charitable foundation of which Russell Goldsmith is a director, and 7,500 shares owned by MKB Co. Ltd, a limited liability company of which Russell Goldsmith’s spouse is one of the managing members; the number of shares of City National Corporation held by MKB Co. Ltd. exceeds her pecuniary interest therein. Shares owned by the Goldsmith Family Foundation are also shown as being beneficially owned by Bram Goldsmith. Russell Goldsmith disclaims beneficial ownership of the shares owned by the Goldsmith Family Partnership except to the extent of his pecuniary interest therein, the Goldsmith Family Foundation, the B.N. Maltz Foundation and the MKB Co. Ltd.

(10)       Ronald Olson has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(11)       Bruce Rosenblum has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(12)       Includes 2,121 shares allocated to Christopher J. Warmuth’s account under our Profit Sharing Plan. Includes 3,849 shares of restricted stock.

(13)       In addition to the ownership disclosed for the persons identified in the Security Ownership of Management table, the beneficial ownership of two additional “Executive Officers” is included in the totals for Columns (a), (b) and (c) of the table. “Executive Officers” means those individuals designated as such for purposes of Section 16 of the Securities Exchange Act of 1934. The number of shares beneficially owned by all of our directors and executive officers as a group is as follows: 7,746,789 (which amount includes 12,191 shares of restricted stock and 69,183 shares allocated to executive officers’ accounts under our Profit Sharing Plan) plus; 1,417,423 shares subject to options (see footnote 2) for a total of 9,164,212 shares, representing 19.24% of the issued and outstanding shares of our common stock as of January 31, 2007. None of these shares are pledged as security.

(14)       The sum total for this column reflects appropriate elimination of duplicates attributable to both Russell and Bram Goldsmith under the Goldsmith Family Foundation (see footnotes 8 and 9).

Stock Ownership of Subsidiaries of City National Corporation:

Other than CN Real Estate Investment Corporation and CN Real Estate Investment Corporation II, the directors, nominees and executive officers do not beneficially own any interest in any other Subsidiaries of City National Corporation.

CN Real Estate Investment Corporation: The information below sets forth the number of 8.5% Series A Non-Cumulative Preferred Shares and 8.5% Series B Non-Cumulative Preferred Shares of CN Real Estate Investment Corporation (an indirect wholly-owned subsidiary of the Corporation) beneficially owned as of January 31, 2007 by each of the current directors, the nominees recommended by the Board of Directors for election as directors, each of the individuals included in the “Summary Compensation Table” below and all current directors, nominees and executive officers as a group.  Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Series A and Series B Shares owned.

Name or Number of Persons in Group	Series A Shares Beneficially Owned		Series A Percent Of Class*	Series B Shares Beneficially Owned		Series B Percent Of Class*
Bram Goldsmith	1,100	(1)	3.24%	800	(2)	11.72%
Russell Goldsmith	800	(3)	2.36%	250	(4)	3.66%
Michael Cahill	100		*	—		—
All Directors, Nominees and Executive Officers
as a group (3 persons—Series A; 2 persons—
Series B)	1,500	(1,3,5)	4.42%	1,050	(2,4)	15.38%

*       Percentage information is omitted for those individuals whose beneficially owned shares represent less than one percent of the outstanding shares of the subsidiary’s preferred stock.

(1)             Includes 500 Series A shares owned by the Goldsmith Family Foundation, a charitable foundation of which Bram Goldsmith is a director and 600 Series A shares owned by trusts of which members of the family of Bram Goldsmith are the beneficiaries and Bram Goldsmith is the sole trustee. Shares owned by the Goldsmith Family Foundation are also shown as being beneficially owned by Russell Goldsmith. Bram Goldsmith disclaims beneficial ownership of the shares owned by the Goldsmith Family Foundation.

(2)             Includes 500 Series B shares owned by the Bram and Elaine Goldsmith Trust and 300 Series B shares owned by the Elaine Goldsmith Revocable Trust, of which trust Bram Goldsmith is a co-trustee.

(3)             Includes 500 Series A shares owned by the Goldsmith Family Foundation, a charitable foundation of which Russell Goldsmith is a director. Shares owned by the Goldsmith Family Foundation are also shown as being beneficially owned by Bram Goldsmith. Russell Goldsmith disclaims beneficial ownership of the shares owned by the Goldsmith Family Foundation. Also includes 300 Series A shares owned by trusts of which members of the family of Russell Goldsmith are the beneficiaries and Russell Goldsmith is the sole trustee.

(4)             Includes 150 Series B shares owned by trusts of which members of the family of Russell Goldsmith are the beneficiaries and Russell Goldsmith is the sole trustee.

(5)             The sum total for this column reflects appropriate elimination of duplicates attributable to both Russell and Bram Goldsmith under the Goldsmith Family Foundation (See footnotes (1 and 3)).

CN Real Estate Investment Corporation II:  The information below sets forth the number of 8.5% Series A Non-Cumulative Preferred Shares of CN Real Estate Investment Corporation II (an indirect wholly-owned subsidiary of the Corporation) beneficially owned as of January 31, 2007 by each of the current directors, the nominees recommended by the Board of Directors for election as directors, each of the individuals included in the “Summary Compensation Table” below and all current directors, nominees and executive officers as a group. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Preferred Shares owned by him or her.

Name or Number of Persons in Group	Subsidiary II Series A Shares Beneficially Owned		Subsidiary II Series A Percent Of Class*
Bram Goldsmith	200	(1)	*
Russell Goldsmith	300	(2)	*
Christopher J. Warmuth	150		*
Michael Cahill	200		*
All Directors, Nominees and Executive Officers as a group
(4 persons)	850	(1,2)	0.56%

*       Percentage information is omitted for those individuals whose beneficially owned shares represent less than one percent of the outstanding shares of the Subsidiary’s preferred stock.

(1)             Includes 100 shares owned by Bram Goldsmith’s spouse. Bram Goldsmith disclaims beneficial ownership of the shares held by his spouse.

(2)             These shares are owned by trusts of which members of the family of Russell Goldsmith are the beneficiaries and Russell Goldsmith is the sole trustee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis:

This section addresses our compensation programs, philosophy and objectives, our process for making compensation decisions, including the role of management in the design of our compensation program, and our 2006 executive compensation components. We address the factors most relevant to an understanding of what our compensations programs are designed to reward, including the essential elements of compensation, why we choose to pay each element of compensation, how we determine the amount of each compensation element, and how each compensation element fits into our overall compensation objectives and affects decisions regarding other compensation elements. The use of “we,” “our” and similar words in this analysis is intended to include both City National Corporation and City National Bank unless otherwise noted. As part of our human resources practice, we refer to our employees as “colleagues.”  We use the same terminology in this analysis.

Our Executive Compensation Program Philosophy and Objectives:   Our compensation program reflects the following principles which apply to our named executive officers in the same manner as all our colleagues:

•                    “Pay for Performance.” Our compensation programs are designed to support our business and financial strategies by emphasizing at-risk performance-based pay. Each year during our annual budget process, in addition to publishing our earnings per share guidance, we establish our overall net operating income goal and internal financial and strategic goals for each of our business units. In order to support our imperative to deliver consistent quality earnings growth, these internal goals are set at levels designed to challenge and motivate our colleagues, their teams, and the entire organization to the continued achievement of increasingly higher levels of performance. Each year our compensation programs are calibrated to support these business goals. We refer to these business goals as “stretch” goals to emphasize and clearly communicate the level of difficulty these goals represent and the level of extra effort we want our colleagues to exert to meet these goals. We reward colleagues for their contribution to the achievement of these financial and strategic goals based on our performance-based management process which strives to assess individual, business unit and company-wide collective performance against our goals in a fair, objective and consistent manner.

•                    “Act like Stockholders.” Our compensation program is designed to align our colleagues’ interests with the interests of our stockholders. We include equity awards in our compensation package to encourage our colleagues to think and act like our stockholders. Our minimum stock ownership requirements, together with equity awards, are designed to cause named executive officers’ equity stake in the Company to increase over time, further aligning their economic interests with our stockholders. The equity awards also act as a retention tool, with the value of the equity awards realized over time and through potential future increases in stockholder value.

•                    “Attract and Retain Executive Talent.” As our colleagues are essential to our success, one of our key corporate priorities is to invest in our colleagues in order to retain, attract, motivate, and develop them. Our compensation programs are designed to provide a competitive total compensation opportunity through base salary, annual incentives and equity incentives. We establish compensation levels consistent with the external competitive market and reflective of the internal value of each position based on our strategies and business goals. We recognize that attracting and retaining top talent is essential to delivering the financial solutions and quality services that are critical to attaining our goals and increasing stockholder value.

Compensation Program Design and Competitive Considerations:   We regularly reassess our compensation and benefit programs and practices for suitability with our overall objectives, principles,

corporate growth strategies and for continued competitiveness within the employment marketplace. Periodically, we conduct competitive analyses for the named executive officers using custom survey data from a group of banks we identify as financial/investment peers. These peers are similar to City National Bank in asset size and product mix. We periodically review and update the list of peer institutions in order to assure comparability as the competitive landscape changes.

We allocate compensation among salary, cash incentives and equity incentives in part by evaluating our performance measured against our plan goals and also by assessing our competitive position in the market. In order to remain competitive, we try to position the aggregate pay components for our named executive officers between the 50th and 75th percentile of our peer market. However, an individual named executive officer’s pay may differ from our overall competitive positioning strategy due to an individual’s performance, experience level, scope of responsibility, unique skills and talents, and the competitive market for the officer’s position. Each named executive officer’s current and prior compensation is considered in setting future compensation. The total compensation paid for the named executive officer positions reflects our stated objective to Attract and Retain Executive Talent.

The Role of the Compensation Committee and Executive Officers in Compensation Decisions:   Our Compensation, Nominating & Governance Committee (Compensation Committee) is responsible for reviewing and approving our director and officer compensation plans, policies and programs. This includes compensation awarded to our Chief Executive Officer (CEO) and our other named executive officers. See “Corporate Governance,” above regarding the responsibilities of the Compensation Committee under its charter. Each of the material actions of the Compensation Committee is reported to the full Board of Directors at its regular meetings. Generally, the types of compensation and benefits provided to our named executive officers for fiscal 2006 were similar to those provided to our other executive officers.

At the start of each calendar year, our S&P Committee sets a net operating income (NOI) goal to serve as the basis for that year’s financial performance goal for the payment of incentive bonuses to our named executive officers under the Executive Management Bonus Plan (Bonus Plan). Our S&P Committee recommends the NOI goal to our Compensation Committee for their review and approval. The Bonus Plan furthers our stated compensation program objectives to Attract and Retain Executive Talent, Act Like Stockholders and Pay for Performance by providing financial incentives to our management and focusing and coordinating management’s efforts to attain specific financial goals. Our CEO, Russell Goldsmith does not participate in the Bonus Plan and is instead eligible for incentive bonus compensation under our Variable Bonus Plan discussed below. As discussed above, the NOI goal, which is the same for the Bonus Plan and the Variable Bonus Plan, is intended to challenge and motivate named executive officers to achieve higher levels of performance. In addition to the NOI goal, the S&P Committee also presents to the Compensation Committee for their review and approval, the recommended upper limit for funding the Bonus Plan in aggregate, calculated as a percentage of target bonus amounts for the participating executives (the members of our executive committee). If the minimum NOI threshold of 85% of goal is met, bonuses will fund based on the pre-established funding formula depending on the level of NOI achieved versus the goal and the participating executives’ target bonus amounts, with adjustment up or down for individual performance as appropriate, as determined by the Compensation Committee.

Shortly following the conclusion of each calendar year, our CEO, assisted by our Director of Human Resources, conducts an annual performance evaluation process for our named executive officers, other than himself. As part of each annual performance evaluation, he considers, among other key factors, i) our financial performance,  ii) the executive’s contribution to meeting our overall goals, iii) the executive’s performance of job responsibilities and achievement of individual and/or departmental objectives, iv) management and leadership skills, including effective communication, problem solving, business development, community involvement and demonstration of our core values of People, Relationships,

Integrity, Dedication and Entrepreneurship, which we call our PRIDE principles; and v) credit risk review, compliance and audit results.

Based on this evaluation, our CEO determines for each of the named executive officers (other than himself), recommendations for salary adjustments, including merit increases, and annual incentive award amounts to be made to the Compensation Committee for its approval. Each named executive officer must be assigned a rating of either Satisfactory, Exceeds Expectations or Outstanding in order to be eligible for an incentive payment under the Bonus Plan for that performance year. The majority of each named executive officer’s incentive payment is determined by our financial performance relative to that year’s NOI goal. Each named executive officer’s incentive payments may then be adjusted up or down by 20% based on the officer’s individual performance. The Compensation Committee reviews our CEO’s recommendations and can modify a recommended amount in its discretion. Recommendations by management for the grant of stock awards to named executive officers under our equity compensation plan are also submitted to the Compensation Committee for approval at this time to assure the committee considers the other elements of proposed compensation at the same time.

With regard to our CEO’s annual non-equity incentive compensation, at the start of each fiscal year, the Compensation Committee establishes an objective compensation formula which is typically based on net operating income and is the same goal as set under the Bonus Plan. The goals for incentive bonus compensation for our CEO are established under our Amended and Restated 1999 Variable Bonus Plan, a stockholder approved plan (Variable Bonus Plan). The Variable Bonus Plan furthers our stated objectives to Attract and Retain Executive Talent and Pay for Performance by providing cash awards to strongly performing officers who achieve specific financial goals. The Variable Bonus Plan is designed to take into account our objective of maximizing the deductibility of our compensation and incentive payments, taking into account the requirements of Section 162(m) of the Internal Revenue Code. See below for further explanation regarding Section 162(m). At the conclusion of each fiscal year, the Compensation Committee reviews our CEO’s performance, determines his incentive bonus based on the formula it established at the beginning of the fiscal year, and reviews and approves each of the elements of his compensation package under the terms of his employment agreement, which is described below, including equity awards to be made under our equity compensation plan and pursuant to the terms of his employment agreement.

2006 Executive Compensation Principal Components

For the fiscal year ended December 31, 2006, the principal components of compensation for named executive officers were i) base salary, ii) performance-based incentive compensation, iii) long-term equity incentive compensation, iv) retirement and other benefits; and v) perquisites and other personal benefits. Two of the named executive officers, Russell Goldsmith and Bram Goldsmith, have written employment agreements that govern the terms of their compensation. Their employment agreements provide for certain retirement benefits and potential payments upon termination of employment for a variety of reasons, including a change in control of our Company. Our policies and practices for each of the principal compensation components are explained in the following paragraphs. In addition, each of the other named executive officers have entered into change of control agreements with us, which agreements provide for certain severance payments upon termination of employment other than for cause, death or disability following a change in control, as more specifically explained below.

Base Salary:

This section addresses the base salary for the named executive officers other than Russell Goldsmith and Bram Goldsmith. The base salary for Russell and Bram Goldsmith is set forth in their respective employment agreements described below.

We provide our named executive officers with a base salary to compensate them for their services during the year. Our Compensation Committee considers and, if acceptable after any required modifications, approves our CEO’s recommendations concerning their base salaries, including merit increases. Base salary adjustments are effective beginning March 1st of each calendar year. Executive officer base salaries, including merit increases, for 2006 were primarily based on our financial and overall performance in 2005, financial goals for 2006, performance of the executive and the executive’s department(s) or division(s), and base salary levels at comparable peer financial institutions. Merit increases in base pay are designed to reward named executive officers for their job performance and to manage pay growth consistent with our stated objectives to Attract and Retain Executive Talent and Pay for Performance. The Summary Compensation Table lists the named executive officers’ base earnings for 2006.

Performance-Based Incentive Compensation:

In 2006, our Compensation Committee selected only Russell Goldsmith to participate in the Variable Bonus Plan. All cash performance-based incentive awards paid to the other named executive officers for performance in fiscal year 2006 were paid under the Bonus Plan. Bram Goldsmith’s cash incentive award is also subject to the terms of his employment agreement. At the start of 2006, the same NOI goal was approved by the Compensation Committee for both the Variable Bonus Plan and the Bonus Plan.

Based upon the NOI goal for 2006, our Compensation Committee awarded Russell Goldsmith an incentive bonus of $636,043, which was a decrease from his 2005 bonus of $1,223,161. This incentive payout reflects achievement of 90% of the NOI goal, which meant that 52% of the incentive target was paid. The Bonus Plan was funded on the basis of the percentage achievement of our 2006 NOI goal for the Bonus Plan. At 90% achievement of our NOI goal, the basis for incentive bonuses paid under the Bonus Plan was 50% of the target bonus amounts for the participants. Awards, including for the named executive officers, were adjusted for individual performance. The reduction in the percentage of the target incentive bonuses paid under each plan relative to the percentage of the plan goal achieved in 2006 illustrates our organization’s commitment to its stated objective to Pay for Performance.

See the Summary Compensation Table and Grants of Plan-Based Awards Table below for further detail regarding payment of incentive bonuses, targets and estimated payouts under the bonus plans and related employment agreements.

Equity Compensation:

Stock Options, Restricted Stock and Restricted Stock Units:   Our Compensation Committee grants equity compensation awards pursuant to the Amended and Restated 2002 Omnibus Plan and administers outstanding options issued under our previous stock plans. Grants of equity compensation awards are consistent with, and further each of our stated compensation program objectives to Pay for Performance, Act Like Stockholders, and Attract and Retain Executive Talent. In 2006, we granted named executive officers a combination of non-qualified stock options, restricted stock, and/or restricted stock units.

Stock options provide grantees the opportunity to buy shares of our common stock at a certain exercise price during a ten year term after the options vest. This enables the grantee to benefit from expected appreciation in the value of our stock if our future performance remains strong. All of the stock options we issue have an exercise price equal to the fair market value of the underlying common stock on the date of grant. Vesting of stock options is contingent upon continuing employment, with full vesting achieved at a rate of 25% per year over four years. Stock options have no voting rights and do not receive dividends. Under Section 162(m), we can deduct gains realized on exercise of options without the need to establish additional performance goals.

In 2004, we amended our 2002 Omnibus Plan to also authorize the grant of restricted stock and restricted stock units (RSUs). Restricted stock is a grant of shares of company stock subject to specified vesting provisions and limitations on transfer. Restricted stock and RSU awards enable us to issue fewer shares than with options, and thereby reduce potential stockholder dilution. Full vesting of restricted stock and RSUs is contingent upon the named executive officer’s continuing employment for five years. Under our 2002 Omnibus Plan, restricted stock and RSUs vest at a rate of 25% per year, beginning two years after the grant date. On each dividend payment date for our common stock, dividends are paid on restricted stock at the same rate as dividends are paid on our common stock. Restricted stock has full voting rights.

Each RSU constitutes a right to receive a distribution of shares of our common stock at least six months after the termination of employment, subject to the same vesting requirements as those for restricted stock. Dividend equivalent units are issued with respect to RSUs on each dividend payment date for our common stock and are payable at the same rate as dividends are paid on our outstanding common stock. RSUs have no voting or other stockholder rights. Because of the deferral in conversion of RSUs into stock and their distribution only after termination of employment, use of RSUs further extends the grantee’s interest in our long term financial success and our strong performance over an extended period of time. RSUs also provide a tax deferral benefit for key employees. During 2006, RSUs that convert to stock were awarded under our 2002 Omnibus Plan to the following named executive officers:  Russell Goldsmith, Christopher Carey, and Christopher Warmuth.

Commencing in 2003, one-half of the equivalent value of an annual performance based equity award to our named executive officers is made in stock options and one-half of the equivalent value is made in restricted stock or RSUs. By adopting this policy and practice, we have replaced approximately one-half of our stock option grants with equivalently valued restricted stock (including RSUs) and have adopted a “dollar-value-equivalent” based approach in our equity compensation award practices. This dollar-value-equivalent based approach takes into account any significant increases or decreases in our stock value from year to year in determining the actual number of stock options and restricted stock (including RSUs) awards that are granted. Awarding a combination of stock options, restricted stock awards and restricted stock units enables us to grant equity compensation awards more efficiently than if we granted only stock option awards. We believe that this practice significantly benefits our stockholders and provides fair and meaningful awards to recipients.

In 2006, to support our stated objective to Pay for Performance and to enhance prudent corporate level expense management, we established specific guidelines for stock option, restricted share and RSU grants by officer salary grade and by performance level. This change produced greater internal equity and consistency in equity award policies and practices. Beginning in 2007, named executive officers must be assigned a rating of Exceeds Expectations or Outstanding in order to be eligible for any form of equity compensation awards. We also eliminated equity compensation grants at certain lower officer positions. These changes in our equity compensation practices are generally consistent and competitive with the marketplace. Further, in 2006, we discontinued the automatic acceleration of vesting of future equity compensation awards upon normal retirement at age 65 (age 62 for Russell Goldsmith), and we adopted a policy that accelerates vesting of stock options and restricted stock in the event of total disability, death or change in control and at the discretion of our Compensation Committee. Russell Goldsmith’s employment agreement requires accelerated vesting of certain of his options upon retirement at age 62. (See below regarding Payments Upon Termination or Change in Control for additional detail regarding this acceleration).

Equity Compensation Granting Practices:   Grants of equity compensation awards are made by our Compensation Committee in accordance with its charter and our equity compensation plans. Our Compensation Committee determined in 2007 that equity compensation awards are no longer approved by written consent. Prior to that determination, any equity compensation award grants approved by the

Compensation Committee by unanimous written consent were not deemed effective until the date the last Compensation Committee member’s consent was received. Our policy is that the grant date of all equity compensation awards is the date of the Compensation Committee meeting at which the award is approved and, in the case of stock options, the grant price (also known as the exercise price) is required to be the same as the closing price of our common stock on the New York Stock Exchange on that meeting date. Regarding the Compensation Committee’s approval of the 2006 Russell Goldsmith Employment Agreement, on May 24, 2006 the Compensation Committee and the Board of Directors approved a stock option grant to Russell Goldsmith to be effective on July 14, 2006, and no separate Compensation Committee meeting was determined necessary.

Annual equity compensation awards for named executive officers and for all other colleagues other than our CEO are granted at a Compensation Committee meeting the same time each year in conjunction with the review of the officers’ annual individual performance. These actions of the Compensation Committee have typically occurred in late February of each calendar year, and shortly before the effective date of any base salary changes and annual bonus payments. In the event of an equity compensation award for a new hire, the new hire is notified that management will recommend to the Compensation Committee an award in connection with the new hiring, but that equity award is not deemed approved until the Compensation Committee specifically approves the grant and the new hire actually begins employment. All details of equity compensation awards are reflected in the minutes of the respective Compensation Committee meetings, which minutes are maintained in the Compensation Committee minute book. All equity compensation awards are promptly communicated to the recipients and to appropriate Human Resources, Accounting and Legal department personnel to assure proper recordation, reporting and accounting for such awards.

Equity Ownership Guidelines:   Our stock award program requires our named executive officers to own a specific minimum amount of our common stock, in the form of shares or 50% of vested stock options, consistent with our stated objective to Act Like Stockholders. The amount of common stock our named executive officers must own varies depending upon the named executive officer’s position and is computed as a multiple of annual base salary. (Effective July 1, 2006, Jan Cloyde does not have a stock ownership requirement as she is not holding an executive officer position.)  The stock ownership requirements currently applicable to the named executive officers are:

Named Executive Officer	Position	Multiple of Annual Base Salary	Current Ownership Requirement
Russell Goldsmith	CEO	5 x	$4,892,640
Bram Goldsmith	S&P Committee	3.5 x	$1,225,000
Christopher Warmuth	S&P Committee	3.5 x	$523,125	*
Christopher Carey	S&P Committee	3.5 x	N/A	**
Michael Cahill	Executive Committee	1.5 x	$525,000

*       Christopher Warmuth’s current ownership requirement is based on his hire date of June 3, 2002 at which time he was appointed to the Executive Committee and became subject to the following requirement: 1.5 times salary within 5 years (June 3, 2007); 75% of 1.5 times salary within 4 years (this is the current requirement effective June 3, 2006) and 50% of 1.5 times salary within 3 years (June 3, 2005). He was appointed to the S&P Committee effective May 25, 2005 and is not subject to S&P Committee members’ multiple of 3.5 times salary until three years from that date (May 25, 2008).

**     Christopher Carey was hired July 6, 2004 and was immediately named to the S&P Committee. He is not subject to S&P Committee members’ multiple of 3.5 times salary until three years from hire date (June 6, 2007).

Stock ownership requirements are phased in over five years. Ownership may be achieved in a number of ways including vested restricted stock and restricted stock units, directly-owned stock through open market purchase, stock held in our PS+Plan (see below) and 50% of the gain on “in-the-money” vested but unexercised stock options. As of January 31, 2007, each of our named executive officers was in compliance with the stock ownership requirements. See the Security Ownership of Management table, Outstanding Equity Awards at Fiscal Year End table, and Options Exercised and Stock Vested tables for further detail regarding how the ownership requirement has been achieved by each named executive officer.

Retirement and Other Benefits:

Executive Deferred Compensation Plan:   The named executive officers are eligible to participate in City National Bank’s 2000 Executive Deferred Compensation Plan (the Executive DCP) on the same terms as other eligible executive colleagues. Pursuant to our Executive DCP, the named executive officers can defer up to 85% of their salary and up to 100% of their annual non-equity incentive bonus compensation, instead of receiving these amounts as cash payments taxable in the year of receipt. See the Nonqualified Deferred Compensation Table below for further detail.

Supplemental Retirement Benefit Plan:   Russell Goldsmith’s 2006 Employment Agreement provides for a Supplemental Executive Retirement Plan (SERP). None of the other named executive officers participates in the SERP or any other supplemental executive retirement plan. See the Pension Benefits Table below for further detail.

City National Corporation Profit Sharing Plan:   Retirement benefits are provided by the City National Corporation Profit Sharing Plan (PS+ Plan) which combines both profit sharing and 401(k) features. The named executive officers participate in the PS+ Plan on the same basis as other colleagues. The 401(k) feature enables the named executive officers to make tax-deferred employee contributions subject to annual limitations established by the IRS. If a named executive officer elects to make employee deferrals into the PS+ Plan, we match 50% of the first 6% of pay contributed. Under the profit sharing feature, we may also make a discretionary “Employer Contribution” each year to the PS+ Plan. For fiscal year 2006, we amended the PS+ Plan to link our contribution to annual growth in our NOI. This change more closely aligns our contributions with our stated objective to Pay-for-Performance. The PS+ Plan amendment provides that our Employer Contribution may scale down if NOI falls short of our financial goals; and will scale upward resulting in a higher percentage Employer Contribution in years where our NOI exceeds our financial goals, thereby producing a higher percentage Employer Contribution and higher financial incentives at higher levels of growth. For 2006, our contribution was 6% of colleague eligible pay. The PS+ Plan aggregate employer contribution less matching contributions cannot exceed 8% of NOI. The matching contributions and employer contribution we made in fiscal year 2006 for each named executive officer is included in the Summary Compensation Table under “All Other Compensation.”

Perquisites and Other Personal Benefits:

Consistent with our stated objective to Attract and Retain Executive Talent, we provide our named executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program and which keep us competitive in the marketplace. We periodically review the levels of perquisites and other personal benefits provided to named executive officers for suitability with our program objectives. See the Summary Compensation Table for details regarding the perquisites provided in 2006.  The health and insurance plans we provide to our named executive officers are the same ones we provide to all colleagues.

Termination of Employment and Change of Control Agreements:

Each of the named executive officers  has entered into a Change of Control Agreement with us (other than Jan Cloyde who is no longer an executive officer) that provides that each officer will be employed for two years (three years in the case of Russell Goldsmith) from the date of a change in control. The Change of Control Agreements are designed to promote stability and continuity of management despite the risks of job loss in the event of termination due to a change of control, consistent with market practices. The Change of Control Agreements provide that each officer’s compensation, benefits, title, duties and other attributes of employment generally will be at least equal to that which was provided prior to the change in control and are consistent with our stated objective to Attract and Retain Executive Talent. The Change in Control Agreements have a “modified single trigger” treatment, which provides that following a defined change in control event, cash severance payments are paid upon either voluntary termination of employment during the 30-day period immediately following the first anniversary of the occurrence of a change-in-control (deemed to be a termination for “good reason”), or involuntary termination for any reason other than cause, death or disability, or termination for “good reason,” within 24 months of the occurrence of a change-in-control. This “modified single trigger” provides for transition in the event of a change-in-control and provides an incentive for the named executive officers to remain with the successor organization after a change-in-control.

Information regarding applicable payments under these agreements for the named executive officers is provided below under “Potential Payments Upon Termination or Change in Control.”

Employment Agreements for Named Executive Officers: Russell Goldsmith and Bram Goldsmith:

The Russell Goldsmith Employment Agreement:   Russell Goldsmith serves as Chairman of the Board and Chief Executive Officer of City National Bank and Chief Executive Officer and President of City National Corporation pursuant to the extension and renewal of his employment agreement approved by our Board of Directors in May 2006. This new employment agreement replaced his 2002 employment agreement. The new agreement is structured i) to provide comparable compensation for comparable performance during the term of the new agreement to that provided for comparable performance during the term of the prior agreement;  ii) to be consistent with our stated objective to Pay for Performance; and iii) to provide an increase in performance-based compensation without exceeding the compensation tax deductibility provisions of Section 162(m) of the Internal Revenue Code.

As part of the overall employment agreement renewal process, after consultation with the Board, our Compensation Committee hired George Paulin, Chairman and CEO of Frederic W. Cook, as its independent consultant to advise in the planning and decision process. George Paulin had not served as a compensation consultant to City National Corporation, City National Bank, our Board of Directors, and/or Russell Goldsmith prior to or since this engagement. Our Compensation Committee engaged George Paulin to conduct an independent review of CEO compensation of peer institutions, and to provide his advice and recommendations on the appropriate structure and components of a CEO compensation package. Mr. Paulin researched current peer market practices including the terms of such contracts, the prevalence of SERPs, and other competitive data that was deemed relevant to the design and implementation of an appropriate and competitive CEO compensation agreement. Mr. Paulin also met with Russell Goldsmith to discuss the range of potential terms of the renewal. Mr. Paulin discussed with the Board the process engaged in by our Compensation Committee with regard to its review and renewal of Russell Goldsmith’s agreement and stated that the process was consistent with industry standards and best practices.

Our Compensation Committee met on several occasions with the independent members of the Board of Directors to review and discuss the findings and recommendations of Mr. Paulin and of the Compensation Committee in detail. As a result of this deliberative process, the Compensation Committee approved the final terms of Russell Goldsmith’s new employment agreement, with the unanimous concurrence of the independent members of our Board of Directors. The material terms of Russell Goldsmith new employment agreement are as follows (which are generally the same as his 2002 Employment Agreement except as indicated):

•       Term:  Four years beginning July 15, 2006.

•       Annual Base Salary:  $978,528 for entire term of the agreement—same as most recent base salary under his 2002 employment agreement.

•       Annual Incentive Bonus:  Annual incentive bonus is calculated similarly to the 2002 employment agreement. In 2006 and each year thereafter, if plan goals are achieved, he is entitled to annual incentive compensation based on a “Target Bonus Percentage” of his annual base salary, scaled up ratably to a maximum of 200% of Target Bonus Amount and scaled down ratably to 35% of Target Bonus Amount based on the percentage achievement of plan goals. The “Target Bonus Percentage” is 125% in 2006, 137% in 2007, and increases 6% each year thereafter. In any fiscal year, if less than 85% of plan goals are achieved, no annual incentive compensation is payable.

•       Annual Stock Award Value:  Consistent with his 2002 employment agreement, Russell Goldsmith will continue to participate in our stock option plan with annual stock award grants to be made with aggregate deemed value of $2,410,000 in March 2007 and $2,350,000 in each subsequent fiscal year.

•       Performance Stock Options:  Additional annual stock option awards are to be determined based on our total shareholder return (“TSR”) if our TSR for the immediately preceding three years as of June 30th is sufficient to place us in at least the 25th percentile of peer banks ranked by TSR scaling up ratably to the 90th percentile for a maximum payout. Russell Goldsmith received non-qualified stock options with a grant date fair market value under FAS 123(R) of $500,000 on July 14, 2006.

•       Supplemental Executive Retirement Plan:  The existing Supplemental Executive Retirement Plan (SERP) currently in place is continued. The SERP Benefits are described in more detail in the Pension Benefits table.

•       Termination and Change-in Control:  See below regarding Potential Payments Upon Termination Or Change-in-Control.

The Bram Goldsmith Employment Agreement:   Bram Goldsmith currently serves as the Chairman of the Board of the Corporation and as an untitled officer of CNB pursuant to an employment agreement approved by our Board of Directors on May 15, 2003, which includes the following material terms:

•       Term:  Two year initial term, extended two additional years to May 14, 2007 by mutual amendment approved by our Compensation Committee and the independent members of the Board of Directors.

•       Annual Base Salary:  $350,000 during the term of the Agreement.

•       Incentive Bonus:  Eligible for annual incentive bonus based upon both company and individual performance with a target of 55% of then annual salary, with maximum bonus not to exceed $150,000 for any year and total amount of his base salary and incentive bonus not to exceed $500,000.

•       Life Insurance:  We provide an insurance policy on the joint lives of Bram and Elaine Goldsmith, his spouse and the mother of Russell Goldsmith, in the face amount of $7,000,000. Until 2003, City National Bank paid an annual premium equal to the greater of $60,000 or the amount necessary to maintain a death benefit in the approximate amount of $7,000,000. Since 2003, the annual premium has been paid out of the cash value of the policy. City National Bank will receive from the death benefit of the policy, before any payments are made to the beneficiaries, a sum equal to the aggregate amount of premiums paid on the policy since its inception, without interest.

•       Termination and Change in Control:  See below regarding Potential Payments Upon Termination Or Change-in-Control.

Executive Compensation Tax and Accounting Considerations:

Deductibility of Executive Compensation:   Section 162(m) of the Internal Revenue Code generally limits to $1 million the deductibility of compensation paid by a public company for any fiscal year to the corporation’s chief executive officer and the four other most highly compensated executive officers at the end of the fiscal year. Performance-based compensation can qualify for an exemption from this deduction limit if it satisfies certain conditions under Section 162(m), including receipt of stockholder approval. The Compensation Committee considers the impact of this rule when developing and implementing our executive compensation programs and subject to the limitations of Section 162(m), seeks to maximize deductibility of all elements of executive compensation. The stock options granted under our plans and payments under the Variable Bonus Plan are designed so that compensation paid under them can qualify for an exemption from the limitation on deductible compensation. However, to the extent that the value of annual salary, executive management incentive bonus amounts, and other non-performance based remuneration paid to any of the CEO and other named executive officers exceeds $1 million, the excess amount attributable to non-performance based compensation cannot be deducted. Further, restricted stock and restricted stock units may not be deductible under Section 162(m) if their award or vesting is not performance based. The Compensation Committee attempts whenever possible to take full advantage of Section 162(m) in designing compensation programs; however the committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting and administering compensation programs, even though such programs may occasionally result in non-deductible compensation expenses. Accordingly, the Compensation Committee from time to time approves elements of compensation for certain officers that are not fully deductible.

Nonqualified Deferred Compensation:   Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, imposes penalties on participants in deferred compensation arrangements that do not comply with the strict requirements of the rules. While the final regulations have not become effective yet, we believe that we are operating in good faith compliance with the statutory provisions that became effective January 1, 2005. A more detailed discussion of our nonqualified deferred compensation arrangements is provided below under the heading “Nonqualified Deferred Compensation.”

Accounting for Stock-Based Compensation:   Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised) “Share Based Payment” (SFAS 123R). We have applied the Modified Prospective Application in our implementation of the new accounting standard. As such, we have recognized stock-based compensation expense for stock options in the current fiscal year only. Prior period amounts have not been restated. See “Critical Accounting Policies” and Note 9 to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the year ended December 31, 2006.

Compensation Committee Report

The Compensation, Nominating & Governance Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussion, the Compensation, Nominating & Governance Committee of the Company recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Proxy Statement.

COMPENSATION, NOMINATING &
GOVERNANCE COMMITTEE
RICHARD L. BLOCH, CHAIRMAN
KENNETH L. COLEMAN

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2006. We have entered into employment agreements with Russell Goldsmith and Bram Goldsmith, as described in the Compensation, Discussion and Analysis. None of the other named executive officers have employment agreements. Amounts listed under column (g), “Non-Equity Incentive Plan Compensation,” were determined by our Compensation Committee at meetings in January and February 2007, and, to the extent not deferred by the executive under our Executive Deferred Compensation Plan discussed below, were paid out shortly thereafter. The amounts reflected in column (g) were reported in prior proxy statements as “bonuses.”  The named executive officers were not entitled to receive payments that would be characterized as “bonus” payments for the fiscal year ended December 31, 2006. Jan Cloyde is listed as an additional “named executive officer” because she would have been included as one of the Company’s three most highly compensated executive officers other than the principal executive officer and principal financial officer during fiscal year 2006 but for the fact that she was not serving as an executive officer of the Company at the end of fiscal year 2006.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)	Option Awards (2)(3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5) ($)	All Other Compensation (6) ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Russell Goldsmith	2006	$978,528	—	$591,530	$1,349,133	$636,043	$510,800	$64,839	$4,130,873
Chief Executive Officer and President, City National Corporation; Chairman of the Board and Chief Executive Officer, City National Bank
Christopher J. Carey	2006	$447,781	—	$196,605	$239,052	$150,000	—	$173,691	$1,207,129
Executive Vice President and Chief Financial Officer, City National Corporation and City National Bank
Bram Goldsmith	2006	$350,000	—	—	—	$75,000	—	$40,923	$465,923
Chairman of the Board, City National Corporation
Christopher J. Warmuth	2006	$462,500	—	$111,899	$280,700	$150,000	—	$35,980	$1,041,079
Executive Vice President, City National Corporation and President, City National Bank
Michael B. Cahill	2006	$345,472	—	$80,813	$101,336	$105,000	—	$31,800	$664,421
Executive Vice President, General Counsel and Secretary, City National Corporation and City National Bank
Jan R. Cloyde	2006	$217,500	—	$127,134	$170,889	$60,000	—	$25,494	$601,017
Executive Vice President, City National and City National Bank

(1)             Includes amounts contributed by the Executive Officers  to our Executive Deferred Compensation Plan, which is an un-funded, non-qualified plan with no guaranteed level of performance or security.  See the Nonqualified Deferred Compensation table for more detail.

(2)             The amounts shown in columns (e) and (f) represent the dollar amounts recognized for financial statement reporting purposes in fiscal year 2006 with regard to share-based awards, as determined pursuant to Statement of Financial Accounting Standards No. 123 (revised) “Share Based Payment” (SFAS 123R), and not the value of the awards made in 2006. See the Company’s Annual Report on Form 10-K, at note 9 to the Company’s Consolidated Financial Statements for the year ended December 31, 2006 regarding the Company’s adoption of SFAS 123R effective January 1, 2006 and its implementation of the new accounting standard and valuation of awards. Restricted stock awards are valued at the closing price as of grant date. Non-qualified options are valued using a grant date measurement value as determined though the Black-Scholes valuation model.

(3)             Bram Goldsmith was not granted equity compensation awards in 2006, and he has no unexercised or exercisable stock option awards or unvested or vested restricted stock (or units).

(4)             Russell Goldsmith participates in the Bank’s Variable Bonus Plan. Bram Goldsmith is eligible to receive an incentive bonus based upon company and individual performance under the terms of his employment agreement. Each of the other NEOs participates in the Bank’s Executive Management Bonus Plan. See the Compensation Discussion and Analysis for more detail regarding these plans. See also the Grants of Plan-Based Awards table.

(5)             See the Nonqualified Deferred Compensation table for information regarding investment options under the Executive Deferred Compensation Plan and investment returns. For Russell Goldsmith, amounts reported include the aggregate change in the actuarial present value of Mr. Goldsmith’s accumulated benefit under his Supplemental Executive Retirement Plan (“SERP”) from December 31, 2005 to December 31, 2006. Other than the SERP, the Company does not provide any benefits to any of the NEOs under any defined benefit or actuarial plans.

(6)             Amounts reported as “All Other Compensation” include the following perquisites and other personal benefits amounts:

•        Auto Allowance:   Consistent with benefits provided to all Executive Committee members, each NEO receives an annual automobile allowance.

•        Club fees/Dues:   Club fees and dues are reimbursed to each named executive officer pursuant to our Club Membership Policy which states that club membership is to be primarily used to develop business. No reimbursement was made under this policy in 2006 to Michael Cahill or Jan Cloyde. In addition, when Christopher Carey was hired as Chief Financial Officer, we agreed to reimburse him for his fees for club membership. $40,000 was reimbursed to Christopher Carey in 2006 for membership transfer fees and the balance will be paid in fiscal year 2007.

•        Financial Planning/Physical Reimbursement:   Reimbursement of costs for financial planning and tax preparation is provided in an annual amount of up to $4,000 for members of the Strategy & Planning Committee (all NEOs other than Michael Cahill) and up to $2,000 for Executive Committee members (Michael Cahill). We pay $500 towards the cost of an annual physical examination. No reimbursement for these amounts was made in 2006 to Christopher Warmuth, Michael Cahill or Bram Goldsmith.

•        Trust Administration Fee Discount:   Non-immediate family members of Russell Goldsmith received an employee/family 40% discount on administrative fees charged on their trust accounts maintained at City National Bank (in addition to discounts available to all other colleagues and/or customers). This additional discount was less than $25,000 and was discontinued after the first half of fiscal year 2006.

•        Contributions to Defined Contribution Plan:   Reflects our contribution to the Profit Sharing Plan allocable to the Named Executive Officer, including any matching contribution to the Section 401(k) deferred compensation feature of the Profit Sharing Plan. The amount we contributed in fiscal year 2006 for each NEO other than Jan Cloyde is $19,800. The amount contributed for Jan Cloyde is $18,494. The Profit Sharing Plan is described in more detail in the Compensation Discussion and Analysis.

•        Christopher Carey:   Included in “All Other Compensation” paid to Christopher Carey in 2006 pursuant to the letter agreement entered into with him when he began employment is a gross-up of amounts reimbursed for club membership transfer fee for payment of taxes in the amount of $29,566; and payment of a $65,000 cost of living adjustment in 2006 to partially alleviate the higher cost of living in the Los Angeles area.

GRANTS OF PLAN-BASED AWARDS
(for fiscal year 2006)

In fiscal year 2006, we granted the named executive officers (other than Bram Goldsmith and Jan Cloyde) a combination of non-qualified stock options, restricted stock and restricted stock units pursuant to the Amended and Restated 2002 Omnibus Plan (2002 Omnibus Plan). No grants of equity compensation awards were made to Bram Goldsmith or Jan Cloyde in 2006. The material terms of each of these types of equity compensation awards is provided in the Compensation Discussion and Analysis. We do not have any Equity Incentive Plans as defined.

									All Other	All Other
									Stock	Option
		Compensation							Awards:	Awards:	Exercise
		Nominating &	Estimated Possible			Estimated Future			Number of	Number of	or Base	Grant Date
		Governance	Payouts Under Non-Equity			Payouts Under Equity			Shares of	Securities	Price of	Fair Value of Stock and
		Committee	Incentive Plan Awards(2)			Incentive Plan Awards			Stock or	Underlying	Option	Option Awards ($)
	Grant	Meeting	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(3)	Options	Awards	Stock	Option
Name	Date	Date(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	Awards	Awards
(a)	(b)	(b-1)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Russell Goldsmith	3/3/2006	3/3/2006	$428,106	$1,223,160	$2,446,320	—	—	—	11,549	46,196	$75.87	$876,223	$983,513
	7/14/2006	5/24/2006								30,157	$64.08		$499,098
Christopher J. Carey	3/3/2006	3/3/2006	$67,500	$270,000	$324,000	—	—	—	3,401	13,604	$75.87	$258,034	$289,629
Bram Goldsmith	—	—	—	$150,000	$150,000	—	—	—	—	—	—	—	—
Christopher J. Warmuth	3/3/2006	3/3/2006	$69,750	$279,000	$334,800	—	—	—	4,171	16,684	$75.87	$316,454	$355,202
Michael B. Cahill	4/3/2006	4/3/2006	$43,750	$175,000	$210,000	—	—	—	2,002	6,250	$76.94	$154,034	$120,125
Jan Cloyde	—	—	$30,250	$121,000	$145,200	—	—	—	—	—	—	—	—

(1)       The option grant to Russell Goldsmith on July 14, 2006 was made under the terms of his renewed employment agreement, which was approved by our Board of Directors at a Special Meeting on May 24, 2006.

(2)       Russell Goldsmith’s employment agreement states that if plan goals are achieved, the amount of any annual incentive bonus paid to Russell Goldsmith for fiscal year 2006 is not to be less than the Target Bonus Amount for 2006 ($1,223,160). The incentive bonus is scaled up ratably to a maximum of 200% of the Target Bonus Amount, if 130% of plan goals are achieved, and scaled down ratably to 35% of the Target Bonus Amount, if 85% of plan goals are achieved. No incentive bonus is paid if less than 85% of plan goals are achieved. The plan goals are established pursuant to our Variable Bonus Plan, and the 2006 incentive bonus is paid to Mr. Goldsmith pursuant to the Variable Bonus Plan. The 2006 incentive payout to Russell Goldsmith reflects 52% of the incentive target based on the Company’s achievement of our NOI goal. See the Summary Compensation Table and Compensation, Discussion and Analysis for further detail.

Bram Goldsmith’s employment agreement states that Bram Goldsmith will be eligible for an annual incentive bonus based upon company and individual performance, with a target of 55% of Goldsmith’s then annual salary ($192,500 in 2006), but the bonus amount is not to exceed $150,000.

Cash incentive awards paid to each of the other four named executive officers for performance in fiscal year 2006 are determined under the Executive Management Bonus Plan (Bonus Plan). The Compensation Discussion and Analysis (CD&A) explains how goals are set under the Bonus Plan, and actual incentive awards are calculated and determined for each named executive officer (other than Russell Goldsmith and Bram Goldsmith). As explained in the CD&A, funding for the Bonus Plan is based on achieving the CNC net operating income goal established for the plan, and the majority of the incentive payment is determined by the Company’s performance relative to the NOI goal. Individual awards are adjusted up or down based on the participant’s performance. The 2006 incentive payouts to each of the other named executive officers reflect 50% of target bonus amounts adjusted for individual performance based on the Company’s achievement of our NOI goal. See the Summary Compensation Table and Compensation, Discussion and Analysis for further detail.

Estimated possible payouts to Jan Cloyde are pro-rated based on the period of fiscal year 2006 she served as Executive Vice President, Banking Services Division.

(3)       The award grant made to Michael Cahill on April 3, 2006 includes 289 restricted stock units (cash only) that vest 100% on April 3, 2007. The 289 restricted stock unit (cash only) awards represent the right to receive a distribution of cash upon vesting based on the fair market value of City National Corporation common stock at the close of trading on 4/3/2007 multiplied by the number of RSUs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
(for fiscal year 2006)

Bram Goldsmith was not granted equity compensation awards in 2006, and he has no unexercised or exercisable stock option awards or unvested or vested restricted stock (or restricted units). We have no Equity Incentive Plans as defined.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(9)(#)		Market Value of Shares or Units of Stock That Have Not Vested(15)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Russell Goldsmith	60,000			—	$24.63	3/9/2007	39,757	(10)	$2,830,698	—	—
	30,000				$23.25	5/13/2007
	97,500				$37.50	2/22/2008
	350,000				$33.00	9/22/2008
	83,000				$27.06	2/22/2010
	125,000				$36.66	3/4/2011
	125,000				$50.30	2/26/2012
	250,000				$47.12	7/23/2012
	46,875				$45.54	6/3/2013
		15,625	(1)		$45.54	6/3/2013
	23,720				$60.93	2/24/2014
		23,720	(2)		$60.93	2/24/2014
	10,500				$68.98	3/10/2015
		31,500	(3)		$68.98	3/10/2015
		46,196	(4)		$75.87	3/2/2016
		30,157	(5)		$64.08	7/13/2016
Bram Goldsmith	—	—		—	—	—	—		—	—	—
Christopher Carey	12,500			—	$65.61	7/5/2014	13,026	(11)	$927,451	—	—
		12,500	(6)		$65.61	7/5/2014
	3,750				$68.98	3/10/2015
		11,250	(3)		$68.98	3/10/2015
		13,604	(4)		$75.87	3/2/2016
Christopher Warmuth	25,000			—	$53.66	6/2/2012	8,020	(12)	$571,024	—	—
	4,687				$45.54	6/3/2013
		1,563	(1)		$45.54	6/3/2013
	2,844				$60.93	2/24/2014
		2,845	(2)		$60.93	2/24/2014
	2,000				$68.98	3/10/2015
		6,000	(3)		$68.98	3/10/2015
	5,000				$70.85	5/24/2015
		15,000	(7)		$70.85	5/24/2015
		16,684	(4)		$75.87	3/2/2016
Michael Cahill	25,000			—	$42.61	6/17/2011	5,696	(13)	$405,555	—	—
	12,500				$50.30	2/26/2012
	5,625				$45.54	6/3/2013
		1,875	(1)		$45.54	6/3/2013
	2,844				$60.93	2/24/2014
		2,845	(2)		$60.93	2/24/2014
	1,689				$68.98	3/10/2015
		5,067	(3)		$68.98	3/10/2015
		6,250	(8)		$76.94	4/2/2016
Jan Cloyde	25,000			—	$50.30	2/26/2012	8,033	(14)	$571,950	—	—
	13,125	4,375	(1)		$45.54	6/3/2013
	7,250	7,250	(2)		$60.93	2/24/2014
	3,125	9,375	(3)		$68.98	3/10/2015

          (1) Stock options vest at the rate of 25% per year, beginning one year after the grant date of 6/4/2003, with remaining options vesting on  6/4/2007.

          (2) Stock options vest at the rate of 25% per year, beginning one year after the grant date of 2/25/2004 with remaining vesting dates of 2/25/2007 and 2/25/2008.

          (3) Stock options vest at the rate of 25% per year, beginning one year after the grant date of 3/11/2005, with remaining vesting dates of 3/11/2007, 3/11/2008 and 3/11/2009.

          (4) Stock options vest at the rate of 25% per year, beginning one year after the grant date of 3/3/2006, with vesting dates of 3/3/2007, 3/3/2008, 3/3/2009 and 3/3/2010.

          (5) Stock options vest at the rate of 25% per year, beginning one year after the grant date of 7/14/2006, with vesting dates of 7/14/2007, 7/14/2008, 7/14/2009 and 7/14/2010.

          (6) Stock options vest at the rate of 25% per year, beginning one year after the grant date of 7/6/2004, with remaining vesting dates of 7/6/2007 and 7/6/2008.

          (7) Stock options vest at the rate of 25% per year, beginning one year after the grant date of 5/25/2005, with remaining vesting dates of 5/25/2007, 5/25/2008 and 5/25/2009.

          (8) Stock options vest at the rate of 25% per year, beginning one year after the grant date of 4/3/2006, with vesting dates of 4/3/2007, 4/3/2008, 4/3/2009 and 4/3/2010.

          (9) Restricted share units and restricted shares vest at the rate of 25% per year, beginning two years after the grant date. Vested restricted share units convert and are distributed at least six months after termination of employment. Restricted share units that have not vested at termination are subject to forfeiture as described in the Amended 2002 Plan.

    (10) The total number of restricted share units that have not vested includes: 7,813 units vesting on 6/4/2007 and 6/4/2008; 8,895 units vesting on 2/25/2007, 2/25/2008 and 2/25/2009; 11,500 units vesting on 3/11/2007, 3/11/2008, 3/11/2009 and 3/11/2010; and 11,549 units vesting on 3/3/2008, 3/3/2009, 3/3/2010 and 3/3/2011.

    (11) The total number of restricted share units that have not vested includes: 5,625 units vesting on 7/6/2007, 7/6/2008 and 7/6/2009; 4,000 units vesting on 3/11/2007, 3/11/2008, 3/11/2009 and 3/11/2010; and 3,401 units vesting on 3/3/2008, 3/3/2009, 3/3/2010 and 3/3/2011.

    (12) The total number of restricted shares and restricted share units that have not vested includes: 782 restricted shares vesting on 6/4/2007 and 6/4/2008; 1,067 restricted shares vesting on 2/25/2007, 2/25/2008 and 2/25/2009; 2,000 restricted shares vesting on 3/11/2007, 3/11/2008, 3/11/2009 and 3/11/2010; and 4,171 units vesting on 3/3/2008, 3/3/2009, 3/3/2010 and 3/3/2011.

    (13) The total number of restricted shares and restricted share units that have not vested includes: 938 restricted shares vesting on 6/4/2007 and 6/4/2008; 1,067 restricted shares vesting on 2/25/2007, 2/25/2008 and 2/25/2009; 1,689 restricted shares vesting on 3/11/2007, 3/11/2008, 3/11/2009 and 3/11/2010; 1,713 restricted shares vesting on 4/3/2008, 4/3/2009, 4/3/2010, and 4/3/2011; and 289 restricted stock units (cash only) awards vesting on 4/3/2007. The 289 restricted stock unit (cash only) awards represent the right to receive a distribution of cash upon vesting based on the fair market value of City National Corporation common stock at the close of trading on 4/3/2007 multiplied by the number of RSUs.

    (14) The total number of restricted shares units that have not vested includes: 2,189 restricted share units vesting on 6/4/2007 and 6/4/2008; 2,719 restricted share units vesting on 2/25/2007, 2/25/2008 and 2/25/2009; and 3,125 restricted share units vesting on 3/11/2007, 3/11/2008, 3/11/2009 and 3/11/2010.

    (15) The market value of shares or units of stock that have not vested is calculated based on $71.20 per share which is the closing price of the Company’s stock on December 29, 2006, as reported on the New York Stock Exchange.

OPTION EXERCISES AND STOCK VESTED
(for fiscal year 2006)

Other than Jan Cloyde, none of the Named Executive Officers exercised stock option awards in fiscal year 2006. Bram Goldsmith was not granted equity compensation awards in 2006, and he has no unexercised or exercisable stock option awards or unvested or vested restricted stock (or units).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares/Units Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(1)(2)
(a)	(b)	(c)	(d)	(e)
Russell Goldsmith	0	$0	6,871	$513,883
Christopher J. Carey	0	$0	1,875	$122,775
Bram Goldsmith	—	—	—	—
Christopher J. Warmuth	0	$0	1,996	$148,026
Michael B. Cahill	0	$0	824	$61,626
Jan Cloyde	40,874	$1,495,626	1,999	$149,613

(1)             Restricted stock and restricted stock units are currently granted by the Corporation under the Amended 2002 Plan. The table lists the number of restricted awards that have vested for the Named Executive Officers during 2006 and the market value of the underlying shares of the restricted awards computed based on the closing market price on the vesting date reported on the NYSE. (No deduction has been taken for taxes that might be owed by the Named Executive Officers on this aggregate market value.)

(2)             The restricted awards listed for Christopher Warmuth and Michael Cahill are vested restricted shares which have been issued to these NEOs in the amounts listed above without further restrictions. The restricted awards listed for Russell Goldsmith, Christopher Carey and Jan Cloyde are restricted stock units which vested in 2006. Receipt of the shares represented by the restricted stock units is deferred, and vested restricted stock units convert to shares and are distributed on a date that is at least six months after termination of employment.

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to Russell Goldsmith under the supplemental executive retirement plan provided to him following retirement. Other than the benefits payable to Russell Goldsmith under the Supplemental Retirement Benefit Agreement (SERP Benefits), there are no other Company plans that provide for specified retirement payment and benefits, including tax-qualified defined benefit plans and supplemental executive retirement plans, to any of the named executive officers. (This table does not address tax-qualified defined contribution plans and nonqualified defined contribution plans.)  The present value of accumulated benefit has been calculated using assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Russell Goldsmith	Supplemental Retirement Benefit Agreement (Appendix A to Russell Goldsmith Employment Agreement)	11.22 years	$2,966,759	$0.00
Christopher J. Carey	N/A	N/A	N/A	N/A
Bram Goldsmith	N/A	N/A	N/A	N/A
Christopher J. Warmuth	N/A	N/A	N/A	N/A
Michael B. Cahill	N/A	N/A	N/A	N/A
Jan Cloyde	N/A	N/A	N/A	N/A

Russell Goldsmith is the only eligible participant of the SERP. The cost to the Bank for the year ended 12/31/06 was $787,589. The SERP Benefit equals 1.5432% per year of service, up to a maximum of 25.2% of final average pay (the average of the highest three years of Russell Goldsmith’s final five years’ salary and bonus).

Calculation of the SERP benefit would be modified under certain circumstances including i) a reduction in the benefit if Goldsmith retires prior to February 14, 2012, ii) 3 additional years of service credit, but no change in maximum benefit, if Goldsmith is terminated without good cause or in the case of disability or death, and iii) 5 additional years of service credit, but no change in maximum benefit, in event of a change of control. Other key provisions of the SERP include i) payment of vested benefits upon termination of employment for any reason, ii) provision for joint and survivor annuity for his spouse, and iii) full vesting upon eight years of service, on October 16, 2003.  The projected benefit to Russell Goldsmith under various scenarios of termination is as follows:

	Retirement (At Age 62 on 2/14/2012)	Involuntary Not for Cause Termination (12/31/2006)	For Cause Termination or Voluntary Resignation (12/31/2006)	Involuntary or Good Reason Termination (Change-in Control on 12/31/2006)	Death or Disability (12/31/2006)
Actual Years of Service	16.33	11.22	11.22	11.22	11.22
Extra Service Credit	0.00	3.00	0.00	5.00	3.00
Total Years of Service	16.33	14.22	11.22	16.22	14.22
	x1.5432%	x1.5432%	x1.5432%	x1.5432%	x1.5432%
Benefit multiplier	25.20%	21.94%	17.31%	25.03%	21.94%
Final average pay	x$2,495,246	x$2,088,029	x$2,088,029	x$2,088,029	x$2,088,029
Benefit before factor for early retirement	$628,802	$458,114	$361,438	$522,634	$458,114
Factor for early retirement	NA	65%	65%	65%	65%
Projected Benefit	$628,802	$297,774	$234,935	$339,712	$297,774
Present Lump Sum Value	$7,155,893	$3,760,290	$2,966,759	$4,289,883	$3,760,290
Increase in Lump Sum Value for Extra Service Credit	NA	$793,531	NA	$1,323,124	$793,531

NONQUALIFIED DEFERRED COMPENSATION
(for fiscal year 2006)

Pursuant to City National Bank’s 2000 Executive Deferred Compensation Plan (“Executive DCP”), colleagues who are senior vice presidents or above can elect to defer up to 85% of their salary, up to 100% of their commissions, and up to 100% of their non-equity incentive bonus compensation, instead of receiving these amounts as cash payments taxable in the year of receipt. We do not make contributions to the Executive DCP.

Under the Executive DCP, colleagues may designate select investment options approved by our Benefits Committee in which the deferred compensation payments are deemed to be invested. These investment options are not publicly traded mutual funds, and are only available through variable insurance products. Executives have no ownership interest in the investment options they select, as the investment options are used principally to measure gains or losses. Investment experience is credited to the executives’ accounts daily, net of all investment option related expenses. There is no guaranteed investment return on any deferred payment amounts. Executives may change investment allocation elections as often as daily. The table below shows the fifteen funds in which more than 70% of the assets deferred to the Executive DCP have been allocated and their annual rate of return for the calendar year ended December 31, 2006, as reported by Mullin TBG, the plan administrator of the Executive DCP.  These funds and the other investment options available to participants are used as the index for calculating investment returns on executives’ deferrals under the Executive DCP.

NAME OF FUND	CAL YR ENDING DEC 2006 RATE OF RETURN	NAME OF FUND	CAL YR ENDING DEC 2006 RATE OF RETURN
T. Rowe Price Equity Income—Class 2	18.41%	Goldman Sachs VIT Mid Cap Value	15.93%
Fidelity VIP Overseas—Service Class	17.71%	Dreyfus VIF International Value—Initial Shares	22.35%
Oppenheimer Capital Appreciation VA—Initial Class	7.73%	Federated GVIT High Income Bond—Class 1	10.38%
Gartmore GVIT Money Market—Class V	4.40%	PIMCO VIT Low Duration—Admin Shares	3.75%
AIM V.I. International Growth—Series 1 Shares	27.98%	Fidelity VIP II Contrafund—Service Class	11.37%
Dreyfus Stock Index—Initial Shares	15.27%	Gartmore GVIT Emerging Markets—Class 1	36.45%
PIMCO VIT Total Return—Admin Shares	3.64%	Oppenheimer Global Securities VA—Initial Class	17.46%
T. Rowe Price New America Growth—Class 2	7.12%

The unfunded, non-qualified plan structure of the Executive DCP is required in order to preserve the beneficial tax deferral treatment for participating colleagues. Amounts in a colleagues’ deferral account represent unsecured claims against our assets.

Deferred amounts together with any credited investment returns are paid out to participating colleagues in accordance with their advance written election either i) in a lump sum or in installments  commencing at a specified date during the colleagues’ employment, or ii) upon termination of employment. Hardship distributions are permitted for reason of “unforeseeable emergencies” and are subject to approval by the Benefits Committee. Non-scheduled in-service distributions are permitted only with respect to deferrals not subject to Section 409A of the Internal Revenue Code. Separate distribution elections are made for each deferral year, prior to the end of the prior deferral year. Changes to distributions elections are allowed in compliance with Section 409A with respect to deferrals made for calendar years 2005 and later.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (1) ($)
(a)	(b)	(c)	(d)	(e)	(f)
Russell Goldsmith	$500,000	$0	$400,782	$0	$3,595,323
Christopher J. Carey	$74,723	$0	$17,502	$0	$156,872
Bram Goldsmith	$278,249	$0	$430,275	$0	$2,931,086
Christopher J. Warmuth	$278,000	$0	$200,298	$0	$1,577,297
Michael B. Cahill	$70,145	$0	$69,356	$0	$539,173
Jan Cloyde	$266,085	$0	$188,277	$0	$1,814,364

(1)    Reflects the following amounts for each of the following named executive officers which is reported as compensation for fiscal year 2006 to that named executive officer in the Summary Compensation Table for fiscal year 2006:  Russell Goldsmith: $0; Christopher Carey: $42,903; Bram Goldsmith: $124,591; Christopher Warmuth: $88,625; Michael Cahill:  $40,000; and Jan Cloyde: $0.

The Executive DCP provides a specified amount of life insurance coverage to eligible officers who used amounts under City National Bank’s prior executive deferred compensation plan to purchase split dollar life insurance arrangements beginning on the date the officer executed an “Agreement for Transfer of Policy and Termination of Split-Dollar Life Insurance Agreement” and ending on December 31, 2009. Russell Goldsmith is the only officer in the table listed above who has this type of life insurance arrangement under the Executive DCP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below reflect the amount of compensation payable to each of our named executive officers in the event of termination of the officer’s employment under a variety of scenarios, and in the event of termination of employment due to a change in control as defined in their Change in Control Agreement, with an assumed effective date of December 31, 2006. The amounts shown include amounts earned through that time and are estimates of the amounts that would be paid out to the named executive officers upon their termination. The actual amounts to be paid out can only be determined at the time of an actual change in control and the officer’s separation from the Company.

Payments Made Upon Any Termination of Employment:

Regardless of the manner in which a named executive officer’s employment terminates, the officer would be entitled to receive certain amounts earned during the officer’s term of employment. These amounts include i) the balance of the executive’s deferred compensation account, which includes only personal deferrals and related earnings and does not include a company contribution, with distributions delayed until at least 6 months after termination, and ii) amounts accrued and vested through our Profit Sharing Plan. (Upon termination, an executive may take immediate distribution in the form of a taxable cash lump sum, a direct rollover to an IRA or another employer’s plan that accepts the rollover, or a combination of cash and direct rollover. If the vested account balance exceeds $5,000 the executive may delay distribution until the required minimum distribution date of age 70 ½).

Payments Made Upon Resignation Before Retirement Age:

Named Executive Officers:   The assumed normal retirement age for our named executive officers is 65. In the event a named executive officer resigns before reaching retirement age, in addition to the items identified above in “Payments Made Upon Any Termination of Employment” the following would apply: i) the officer’s vested stock options would be forfeited 90 days following resignation, and the officer’s unvested stock options would be forfeited immediately; ii) the officer’s unvested shares of restricted stock would be forfeited immediately upon resignation, and iii) the officer’s vested RSUs would convert to shares and be delivered to the officer at least 6 months after resignation, and unvested RSUs would be forfeited immediately upon resignation.

Russell Goldsmith:   Russell Goldsmith’s retirement age is 62. He would be entitled to annuity payments under his SERP ($234,935 annually), office space and secretarial support for three years (estimated cost of $256,479 annually) and would otherwise be entitled to the same payments upon resignation as summarized above for the other named executive officers.

Bram Goldsmith:   Bram Goldsmith has reached retirement age and is entitled to the same payments upon resignation as summarized above for the other named executive officers.

Payments Made Upon Retirement:

Named Executive Officers:   In the event a named executive officer (other than Russell Goldsmith)  resigns upon or after reaching age 65, in addition to the items identified above in “Payments Made Upon Any Termination of Employment,” the following would apply: i)  unvested stock options granted prior to February 23, 2006 would vest immediately and would have to be exercised within 3 years following retirement or they would be forfeited, ii)  vested stock options would have to be exercised within 3 years following retirement or they would be forfeited, iii) unvested shares of restricted stock granted prior to February 23, 2006 would vest immediately and be delivered to the executive, iv) unvested RSUs granted prior to February 23, 2006, would vest immediately and all vested RSUs would convert to shares and be delivered to the executive at least 6 months after termination, and v) unvested stock options, shares of restricted stock and RSUs granted on or after February 23, 2006 would be forfeited immediately upon retirement.

Russell Goldsmith:   Russell Goldsmith’s retirement age is 62. Upon retirement he would be entitled to annuity payments under his SERP, office space and secretarial support for three years and would otherwise be entitled to the same payments upon retirement as summarized above for the other named executive officers.

In the case of Russell Goldsmith’s stock options, i) stock options granted prior to July 24, 2002 (all are vested), would have to be exercised within 90 days following retirement or be forfeited, ii) vested stock options granted on or after July 24, 2002, would have to be exercised within 10 years of the grant date or they would be forfeited, iii) unvested stock options granted prior to June 30, 2006 would vest immediately and be exercisable for 10 years following the grant date, iv) unvested stock options granted as “Initial Awards” under his new employment agreement would vest immediately and be exercisable for 10 years following the grant date, and v) all other unvested options would be forfeited immediately upon retirement.

With respect to Russell Goldsmith’s RSUs, i) vested RSUs would convert to shares and be delivered to him at least 6 months after retirement, ii) unvested RSUs granted prior to June 30, 2006 would vest immediately, convert to shares and be delivered to him at least 6 months after retirement, iii) unvested

RSUs granted as “Initial Awards” under his new employment agreement would vest immediately, convert to shares and be delivered to him at least 6 months after retirement, and iv) all other unvested RSUs would be forfeited immediately upon retirement.

Bram Goldsmith:   Bram Goldsmith has reached retirement age and is entitled to the same payments upon retirement as summarized above for the other named executive officers. Since Bram Goldsmith has no equity compensation awards as of 12/31/2006, if he retired or otherwise resigned as of 12/31/2006, he would receive no payments.

Payments Made Upon Termination of Employment Without Cause:

Named Executive Officers:   In the event the employment of a named executive officer is terminated without cause, in addition to the items identified above in “Payments Made Upon Any Termination of Employment,” the following would apply: i) vested stock options would have to be exercised within 90 days following termination or they would be forfeited, ii) vested RSUs would convert to shares and be delivered to the executive at least 6 months after termination, and iii) unvested stock options, shares of restricted stock and RSUs would be forfeited immediately upon termination.

Russell Goldsmith:   Upon termination of employment without cause, Russell Goldsmith would be entitled to annuity payments under his SERP, office space and secretarial support for three years and would otherwise be entitled to the same payments upon termination as summarized above for the other named executive officers. In addition, he is entitled to the compensation and benefits that he would have been paid had his employment agreement been extended for 3 years from the effective date of his termination. Included in these benefits are payments of perquisites including auto allowance, tax and financial planning, executive physical examination and club dues. He would also continue to be provided life insurance coverage under our Executive Deferred Compensation Plan.

With respect to Russell Goldsmith’s stock options i) stock options granted prior to July 24, 2002 (all are vested) would have to be exercised within 90 days or they would be forfeited, ii) vested stock options granted on or after, July 24, 2002, would have to be exercised within 10 years of the grant date or they would be forfeited, iii) unvested stock options granted as “Initial Awards” under his new employment agreement would vest immediately and be exercisable for 10 years following the grant date, and iv) all other unvested stock options would be forfeited immediately upon termination.

With respect to Russell Goldsmith’s RSUs, i) vested RSUs would convert to shares and be delivered to him at least 6 months after termination, ii) unvested RSUs granted as “Initial Awards” under his new employment agreement would vest immediately, convert to shares and be delivered to him at least 6 months after termination, and iii) all other unvested RSUs would be forfeited immediately upon termination.

Bram Goldsmith:   Bram Goldsmith’s Employment Agreement provides for salary, bonus and benefits for the remainder of the contract term which expires May 15, 2007. Included in benefits are payments of perquisites including auto allowance, tax and financial planning, executive physical examination and club dues.

Payments Made Upon Termination of Employment for Cause:

Named Executive Officers:   In the event the employment of a named executive officer is terminated for cause, other than the items identified above in “Payments Made Upon Any Termination of Employment,” the named executive officer would not be entitled to any other payments and benefits. The consequences for equity awards of a termination for cause is i) stock options, both vested and unvested, would be forfeited immediately upon termination, ii) unvested shares of restricted stock would be forfeited immediately upon termination; and iii) vested and unvested RSUs would be forfeited immediately upon termination.

Russell Goldsmith:   Russell Goldsmith is entitled to the same payments upon termination for cause as summarized above for the other named executive officers. In addition, he would receive annuity payments under his SERP.

Bram Goldsmith:   Bram Goldsmith is entitled to the same payments upon termination for cause as summarized above for the other named executive officers. Since Bram Goldsmith has no equity compensation awards as of 12/31/2006, he would receive no payments if he was terminated for cause as of 12/31/2006.

Payments Made on Involuntary or Good Reason Termination of Employment in the Event of a Change in Control:

Named Executive Officers:   In the event of an involuntary or good reason termination of a named executive officer’s employment following a change in control, in addition to the items identified above in “Payments Made Upon Any Termination of Employment,” the named executive officers (excluding Jan Cloyde) would be entitled to the payments and benefits under individual Change in Control Agreements as set forth below. In general terms, and subject to specific exceptions and requirements included in the agreements, a “change in control” event includes i) the acquisition of 20% or more the company’s outstanding common stock or voting power (other than by certain existing shareholders), ii) a change of the majority of the existing board, iii) a transaction resulting in a change of 50% or more of the common stock and voting power of the company, iv) any entity acquiring 20% or more of the common stock or voting power, iv) a change of the majority of the Board approving the transaction; or v) liquidation or dissolution of the company.

Our Change in Control Agreements have a “modified single trigger” treatment, which provides that following a defined change in control event, cash severance payments are paid upon any voluntary termination of employment during the 30-day period immediately following the first anniversary of the occurrence of a change-in-control, or involuntary termination for any reason other than cause, death or disability, or termination for “good reason,” within 24 months of the occurrence of a change-in-control.

Upon an involuntary or good reason termination following a change in control, the named executive officer would be entitled to the benefits described in this paragraph. This includes a lump sum payment of the named executive officer’s annual base salary through the date of termination to the extent not already paid and the highest annual bonus paid to the named executive officer in the prior three years. Included in benefits are payments of perquisites including auto allowance, tax and financial planning, executive physical examination and club dues. Outplacement services are also provided. Also, benefits include a lump-sum payment of 3 times (2 times for Michael Cahill) all compensation and benefits, with the basis for the salary payout being 12 times the highest monthly base salary previously paid to the named executive officer, and the basis for the bonus payout being the highest annual bonus paid to the named executive officer in the prior three years. Benefits also include reimbursement for any excise tax applicable according to IRS Section 280G, plus the amount necessary to pay taxes on the excise tax reimbursement (commonly known as a “gross-up”). In addition, subject to the discretion of our Compensation Committee, all unvested stock options would vest immediately at the time of change in control, and upon termination as a result of change in control, all vested options would have to be exercised within 90 days or they would be forfeited. Further,  subject to the discretion of our Compensation Committee, unvested shares of restricted stock would vest immediately at the time of change in control and be delivered to the officer. Also subject to the discretion of our Compensation Committee, all unvested RSUs would vest immediately at the time of change in control and all vested RSUs would convert to shares and be delivered to the executive at least 6 months after termination.

Russell Goldsmith:   Russell Goldsmith would be entitled to annuity payments under his SERP, office space and secretarial support for three years and would otherwise be entitled to the same payments and benefits upon an involuntary or good reason termination of employment following a change in control as summarized above for the other named executive officers, except that all stock options granted prior to July 24, 2002 (all are vested) would have to be exercised within 90 days or they would be forfeited, and all vested options granted on or after July 24, 2002 would have to be exercised within 10 years of date of grant or they would be forfeited.

Bram Goldsmith:   Bram Goldsmith is entitled to the same payments and benefits upon an involuntary or good reason termination of employment following a change in control as summarized above for the other named executive officers.

Jan Cloyde:   Jan Cloyde is not a party to a Change in Control Agreement as she is no longer an executive officer. In the event of an involuntary or good reason termination of employment following a change in control, Jan Cloyde would receive only those payments and benefits set forth above under “Payments Made Upon Any Termination of Employment.”  Stock options and restricted stock units would be treated the same as for the other named executive officers.

Payments Made Upon Death or Disability:

Named Executive Officers:   In the event of the termination of employment of a named executive officer due to the officer’s death, in addition to the items identified above in “Payments Made Upon Any Termination of Employment,” the following events would occur i) unvested stock options would vest immediately and all vested stock options would have to be exercised within one year following death or they would be forfeited, ii) unvested shares of restricted stock would vest immediately and be delivered to the executive’s estate, and iii) unvested RSUs would vest immediately and all vested RSUs would convert to shares and be delivered to the executive’s estate at least 6 months after death.

Upon termination of a named executive officer’s employment because of disability, including permanent and total disability as defined under the Internal Revenue Code, i) unvested stock options would vest immediately and all vested stock options would have to be exercised within three years or they would be forfeited, ii) unvested shares of restricted stock would vest immediately and be delivered to the executive, and iii) unvested RSUs would vest immediately and all vested RSUs would convert to shares and be delivered to the executive at least 6 months after termination.

Russell Goldsmith:   Russell Goldsmith is entitled to the same payments on termination of employment due to death or disability as summarized above for the other named executive officers, except as follows.

Upon termination of Russell Goldsmith’s employment due to his death, i) we would pay compensation and benefits to his estate as if his Employment Agreement had been extended for 3 years from the effective date of termination of his employment (included in these benefits are payments of perquisites including auto allowance, tax and financial planning, executive physical examination and club dues), ii) his spouse (if married at the time of death) would receive annuity payments under his SERP, iii) his beneficiary would receive a $413,744 death benefit under an existing life insurance policy, iv) stock options granted prior to July 24, 2002 (all are vested) would have to be exercised within one year or they would be forfeited, v) unvested stock options would vest immediately and all vested options granted on or after July 24, 2002 would have to be exercised within 10 years of date of grant or they would be forfeited; and vi) unvested RSUs would vest immediately and all vested RSUs would convert to shares and be delivered to his estate at least 6 months after his death.

Upon termination of Russell Goldsmith’s employment due to his disability resulting from an injury or physical or mental illness that has lasted for 12 consecutive months or an aggregate of 12 months during any 24 month period, we would pay compensation and benefits to him as if his Employment Agreement had been extended for 3 years from the effective date of termination of his employment. Included in benefits are payments of perquisites including auto allowance, tax and financial planning, executive physical examination and club dues. Russell Goldsmith would also continue to be provided life insurance coverage under our Executive Deferred Compensation Plan and three years of office space and secretarial support. He would also receive annuity payments under his SERP, and stock options granted prior to July 24, 2002 (all are vested) would have to be exercised within 3 years or they would be forfeited. His unvested stock options would vest immediately and all vested options granted on or after July 24, 2002 would have to be exercised within 10 years of date of grant or they would be forfeited, and his unvested RSUs would vest immediately and all vested RSUs would convert to shares and be delivered to Goldsmith at least 6 months after termination.

Bram Goldsmith:   In the event of Bram Goldsmith’s termination of employment due to death or disability, in addition to the items identified above in “Payments Made Upon Any Termination of Employment” above, his Employment Agreement provides for salary, bonus and benefits for the remainder of the contract term which expires May 15, 2007. Included in benefits are payments of perquisites including auto allowance, tax and financial planning, executive physical examination and club dues. Subject to the terms of the policy, in the case of death his beneficiary would receive a death benefit of $6,159,158 under an existing insurance policy (see also, “Bram Goldsmith Employment Agreement” in the Compensation, Discussion and Analysis).

The following tables describe the payments upon termination or a change in control of the Company, as of 12/31/2006, for each named executive officer. For each named executive officer, regarding payment of executive deferred compensation, see the Nonqualified Deferred Compensation Table for aggregate balances as of December 31, 2006. Balance would be distributed pursuant to the named executive officer’s election made at enrollment, six months after termination.

With regard to the table for each named executive officer, if the total payment in a termination scenario at 12/31/2006 is $0 (other than the balance of executive deferred compensation), that termination scenario has been excluded from the table for that named executive officer.

Russell Goldsmith:

Executive Benefits and Payments Upon Termination	Retirement (Assumes Age 62)	Involuntary Not for Cause Termination	For Cause Termination	Involuntary or Good Reason Termination (Change-in- Control)	Death or Disability (5,6,7)
Cash Compensation
Base Salary(1)	—	$2,935,584	—	$2,935,584	$2,935,584
Bonus(2)	—	$3,816,259	—	$3,669,483	$3,816,259
2006 Bonus	—	$1,272,086	—	$1,223,161	$1,272,086
Equity Compensation
Stock Options—Accelerated vesting	$929,190	$214,718	—	$929,190	$929,190
Restricted Stock Units—Accelerated vesting and delivery of shares	$2,830,698	—	—	$2,830,698	$2,830,698
Restricted Stock Units—Delivery of vested shares	$767,322	$767,322	—	$767,322	$767,322
Deferred Compensation
401(k)	—	$19,800	—	$19,800	$19,800
Profit Sharing	—	$39,600	—	$56,700	$39,600
SERP (annual benefit)(3)	$628,802	$297,774	$234,935	$339,712	$297,774
Perquisites and Benefits(4)
Auto allowance	—	$36,000	—	$36,000	$36,000
Tax and Financial Planning	—	$12,000	—	$12,000	$12,000
Executive physical examination	—	$1,500	—	$1,500	$1,500
Club Dues	—	$25,200	—	$25,200	$25,200
Premium on Life Insurance(5)	—	$5,754	—	$5,754	$5,754
Office space and secretarial support—3 years(6)	$769,437	$769,437	—	$769,437	$769,437
Medical and Health Insurance Benefits	—	$49,176	—	$49,176	$49,176
Outplacement services (est.)	—	—	—	$9,000	—
TOTAL(7)	$5,925,449	$10,262,210	$234,935	$13,679,717	$13,807,380

(1)             Russell Goldsmith’s base salary effective as of 12/31/2006 is $978,528.

(2)             Russell Goldsmith’s highest annual dollar bonus paid in the prior three years was $1,223,161, paid 3/15/2006. The highest percentage of Annual Base Compensation previously paid to Russell Goldsmith was 130%, paid 3/15/2004.

(3)             SERP (annual benefit):  Amounts shown are based on the calculations described in the Pension Benefits Table.

(4)             Perquisites and Benefits:  Amounts shown are based on annual cost to the Company as of 12/31/2006, except for the following in which amounts shown are based on the annual maximum for which Russell Goldsmith is eligible:

•        Tax and Financial Planning: annual maximum is $4,000;

•        Executive physical examination: annual maximum is $500;

•        Club dues: annual maximum for Russell Goldsmith is $8,400; and

•        Medical and Health Insurance Benefits:  amount represents annual cost for the Company to reimburse Russell Goldsmith for benefits which are comparable to those Russell Goldsmith had during employment and obtained on his own after employment, for three years, per the terms of the 2006 Agreement.

(5)             Premium on Life Insurance would not be paid in the case of death, in which case Russell Goldsmith’s beneficiary would receive a $413,744 death benefit under the life insurance policy.

(6)             Office space and secretarial support would not be paid in the case of death.

(7)             Total of all payments made to Russell Goldsmith’s estate in the case of death would be $13,445,933.

Bram Goldsmith:

Executive Benefits and Payments Upon Termination	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination (Change-in- Control)	Death or Disability (3)
Cash Compensation
Base Salary	$131,250	$1,050,000	$131,250
Bonus	$56,250	$450,000	$56,250
2006 Bonus	—	$150,000	—
Deferred Compensation
401(k)	$2,475	$19,800	$2,475
Profit Sharing	$4,950	$56,700	$4,950
Perquisites and Benefits(1)
Auto allowance	$4,500	$36,000	$4,500
Tax and Financial Planning	$4,000	$12,000	$4,000
Executive physical examination	$500	$1,500	$500
Club Dues	$3,615	$28,920	$3,615
Medical and Health Insurance Benefits	$3,167	$25,335	$3,167
Outplacement services (est.)	—	$9,000	—
IRS 280G Excise Tax Plus Gross Up(2)	—	$680,244	—
TOTAL(3)	$210,707	$2,519,499	$210,707

(1)             Perquisites and Benefits:  Amounts shown are based on annual cost to the Company as of 12/31/2006, except for the following in which case amounts shown are based on the annual maximum for which Bram Goldsmith is eligible:

•        Tax and Financial Planning, annual maximum is $4,000;

•        Executive physical examination, annual maximum is $500; and

•        Club dues, annual maximum for Bram Goldsmith is $9,640.

Medical and Health Insurance Benefits:  amount represents annual cost for the Company to continue benefits for  Bram Goldsmith for benefits which he had during employment for three years in the case of change-in-control and for the remaining term of the Agreement in the case of termination without good cause, death or disability, per the terms of the 2003 Agreement.

(2)             Amount represents reimbursement for 20% excise tax on change-in-control benefits according to IRS Section 280G, plus the amount necessary to pay income and excise taxes on the excise tax reimbursement.

(3)    In the case of death, Bram Goldsmith’s beneficiary would receive a death benefit of $6,159,158 under an existing insurance policy (see also,”Bram Goldsmith Employment Agreement” in the Compensation, Discussion and Analysis). The total of all payments made to Bram Goldsmith’s estate in the case of death is $6,369,865.

Christopher Carey:

Executive Benefits and Payments Upon Termination	Retirement (At Age 65)	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination (Change-in- Control)	Death or Disability
Cash Compensation
Base Salary	—	—	$1,350,000	—
Bonus	—	—	$900,000	—
Cost of Living Adj	—	—	$180,000	—
2006 Bonus	—	—	$300,000	—
Equity Compensation
Stock Options—Accelerated vesting	$94,850	—	$94,850	$94,850
Restricted Stock Units—Accelerated vesting and delivery of shares	$685,300	—	$927,451	$927,451
Restricted Stock Units—Delivery of vested shares	$133,500	$133,500	$133,500	$133,500
Deferred Compensation
401(k)	—	—	$19,800	—
Profit Sharing	—	—	$56,700	—
Perquisites and Benefits
Auto allowance	—	—	$36,000	—
Tax and Financial Planning	—	—	$12,000	—
Executive physical examination	—	—	$1,500	—
Club Dues	—	—	$25,200	—
Medical and Health Insurance Benefits	—	—	$25,494	—
Outplacement services (est.)	—	—	$9,000	—
IRS 280G Excise Tax PlusGross Up	—	—	$1,217,699	—
TOTAL	$913,650	$133,500	$5,289,194	$1,155,801

Christopher Warmuth:

Executive Benefits and Payments Upon Termination	Retirement (At Age 65)	Involuntary or Good Reason Termination (Change-in- Control)	Death or Disability
Cash Compensation
Base Salary	—	$1,395,000	—
Bonus	—	$900,000	—
2006 Bonus	—	$300,000	—
Equity Compensation
Stock Options—Accelerated vesting	$87,895	$87,895	$87,895
Restricted Stock—Accelerated vesting	$274,049	$274,049	$274,049
Restricted Stock Units—Accelerated vesting and delivery of shares	—	$296,975	$296,975
Deferred Compensation
401(k)	—	$19,800	—
Profit Sharing	—	$56,700	—
Perquisites and Benefits
Auto allowance	—	$36,000	—
Tax and Financial Planning	—	$12,000	—
Executive physical examination	—	$1,500	—
Club Dues	—	$12,600	—
Medical and Health Insurance Benefits	—	$34,296	—
Outplacement services (est.)	—	$9,000	—
IRS 280G Excise Tax PlusGross Up	—	$1,272,576	—
TOTAL	$361,944	$4,708,391	$658,919

Michael Cahill:

Executive Benefits and Payments Upon Termination	Retirement (At Age 65)	Involuntary or Good Reason Termination (Change-in- Control)	Death or Disability
Cash Compensation
Base Salary	—	$700,000	—
Bonus	—	$425,560	—
2006 Bonus	—	$212,780	—
Equity Compensation
Stock Options—Accelerated vesting	$88,579	$88,579	$88,579
Restricted Stock—Accelerated vesting	$263,013	$384,978	$384,978
Restricted Stock Units—Accelerated vesting and delivery of shares	—	$20,577	$20,577
Deferred Compensation
401(k)	—	$13,200	—
Profit Sharing	—	$37,800	—
Perquisites and Benefits
Auto allowance	—	$24,000	—
Tax and Financial Planning	—	$4,000	—
Executive physical examination	—	$1,000	—
Medical and Health Insurance Benefits	—	$22,863	—
Outplacement services (est.)	—	$9,000	—
IRS 280G Excise Tax PlusGross Up	—	$518,932	—
TOTAL	$351,592	$2,463,269	$494,134

Notes Applicable to Christopher Carey, Christopher Warmuth and Michael Cahill:

Base Salary and Bonus:  The basis for salary payout is twelve times the highest monthly base salary paid (Annual Base Salary) and the basis for bonus payout is the highest annual (dollar) bonus in the prior three years, which was March 15, 2006, and March 16, 2005 for Michael Cahill.

	Christopher Carey	Christopher Warmuth	Michael Cahill
Annual Base Salary	$450,000	$465,000	$350,000
Highest Annual Bonus	$300,000	$300,000	$212,780

Perquisites and Benefits:  Amounts shown are based on annual cost to the Company as of 12/31/2006, except for the following in which case amounts shown are based on the annual maximum for which the executives are eligible:

•       Tax and Financial Planning: annual maximum is $4,000 ($2,000 for Michael Cahill);

•       Executive physical examination: annual maximum is $500;

•       Club dues: annual maximum for Christopher Carey is $8,400; annual maximum for Christopher Warmuth is $4,200; (Michael Cahill  is not currently eligible for club dues reimbursement);

•       Medical and Health Insurance Benefits:  amount represents annual cost for the Company to continue benefits for the executive which he had during employment, for three years, per the terms of the executives’ Agreements; and

•       IRS 280G Excise Tax Plus Gross Up:  amount represents reimbursement for 20% excise tax on change-in-control benefits according to IRS Section 280G, plus the amount necessary to pay income and excise taxes on the excise tax reimbursement.

Jan Cloyde:

Executive Benefits and Payments Upon Termination	Retirement (At Age 65)	Involuntary Not for Cause Termination	Involuntary or Good Reason Termination (Change-in- Control)	Death or Disability
Equity Compensation
Stock Options—Accelerated vesting	$207,533	—	$207,533	$207,533
Restricted Stock Units—Accelerated vesting and delivery of shares	$571,950	—	$571,950	$571,950
Restricted Stock Units—Delivery of vested shares	$220,150	$220,150	$220,150	$220,150
TOTAL	$999,633	$220,150	$999,633	$999,633

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

(Excerpt from Corporate Governance Guidelines)

The Board of Directors (the “Board”) will consist of a majority of non-employee directors who satisfy the criteria for independence established by the Board as set forth below. For purposes of these director independence criteria, the term “Corporation” shall include all of the Corporation’s consolidated subsidiaries.

i)    Business Relationships:   Any payments by the Corporation to any independent director’s primary business affiliation or the primary business affiliation of an independent director’s immediate family member (collectively, “Director Entities”), or by a Director Entity to the Corporation, for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

All lending relationships between the Corporation, on the one hand, and any independent director or a Director Entity, on the other hand, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. Any loans or extensions of credit by the Corporation or its subsidiaries to such individual or entity or its subsidiaries must comply with applicable banking law, including Regulation O of the Federal Reserve and FDIC guidelines.

Any business or banking relationship involving payments made to, or received from, the Corporation, by an independent director, or a Director Entity, for property or services must be in an amount which in the present year or for any of the last three years does not exceed a) 1% of the Corporation’s consolidated gross revenues or, b) the greater of $1 million or 2% of the Director Entity’s consolidated gross revenues.

ii)   Charitable Contributions:   Neither an independent director nor any immediate family member may be an officer, director, or trustee of a foundation, university, or other non-profit organization that receives from the Corporation, contributions in an amount which exceeds the greater of $50,000 or 10% of the total annual receipts received by the entity.

iii) Interlocking Directorates:   No employee-director or executive officer of the Corporation shall serve as a director of a company where an independent director is an executive officer.

iv)  Employment:

1)     An independent director shall not:

(a)    be or have been an employee of the Corporation within the last three years;

(b)   be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of the Corporation serves or has served on the compensation committee of a company that concurrently employs or employed the independent director; or

(c)    be or have been affiliated with or employed by a present or former auditor of the Corporation within the three year period following the end of the affiliation or the employment or auditing relationship.

2)     An independent director may not have a family member who:

(a)    is a member of senior management of the Corporation or has been within the last three years;

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(b)   is part of an interlocking directorate in which an executive officer of the Corporation serves on the compensation committee of a company that concurrently employs such family member; or

(c)    is or has been affiliated with or employed by a present or former auditor of the Corporation within the three year period following the end of the affiliation or the employment or auditing relationship.

v)   Direct Compensation:   Neither an independent director nor his or her immediate family member may receive or have received more than $100,000 per year in direct compensation from the Corporation (other than director and committee fees and pension or other forms of deferred compensation that is not contingent on continued services) within the past three years.

vi)  Other Transactions:   Subject to applicable laws, rules, regulations and listing standards, after taking into account all relevant facts and circumstances, the Board shall reserve the right to determine that any particular transaction or relationship between an independent director and the Corporation may, in the Board’s judgment, be deemed not to be material, or would not impair the director’s exercise of independent judgment, and the independent director will continue to be deemed independent.

vii) Definitions:   For purposes of these independence standards, (a) immediate family members of a director include the director’s spouse and other “family members” (including children) who share the director’s home or who are financially dependent on the director, (b) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest, and (c) the term “family member” means any of the director’s spouse, parents, children, brothers, sisters, mother- and father-in law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home. When looking back three years in applying these standards, “family members” do not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

Each of the above standards which contain a three year “look-back” provision is subject to the same phase in provisions for the three year “look-back” set forth in NYSE listing standard 303A.02.

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ANNUAL MEETING OF STOCKHOLDERS

of

CITY NATIONAL CORPORATION

4:30 P.M.

APRIL 25, 2007

CITY NATIONAL CENTER

400 NORTH ROXBURY DRIVE

BEVERLY HILLS, CALIFORNIA

 FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CITY NATIONAL CORPORATION

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated March 19, 2007, and hereby appoints Christopher J. Carey, Michael B. Cahill and Nancy Gilson, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the common stock of City National Corporation held of record by the undersigned at the close of business on February 26, 2007 at the Annual Meeting of Stockholders of CITY NATIONAL CORPORATION on April 25, 2007, at 4:30 p.m., and any adjournments or postponements thereof.

(Continued, and to be marked, dated and signed as instructed, on the other side)

 FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY FOR CITY NATIONAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS APRIL 25, 2007					Please mark	X
					your votes

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED AND THE PROXY IS SIGNED, WILL BE VOTED “FOR” THE PROPOSALS.  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CITY NATIONAL CORPORATION

					like this

			WITHHOLD
		FOR	AUTHORITY		FOR	AGAINST	ABSTAIN
1. ELECTION OF CLASS II DIRECTORS:				2.	RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RUSSELL GOLDSMITH
MICHAEL L. MEYER
LINDA M. GRIEGO
RONALD L. OLSON (To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)				3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof.

					COMPANY ID:

					PROXY NUMBER:

					ACCOUNT NUMBER:

Signature	Signature				Date

NOTE: Please sign exactly as name appears hereon.  When shares are held by joint owners, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.